EXHIBIT 4.2

AMENDED AND RESTATED
LIMITED PARTNERSHIP AGREEMENT
OF
ASPECT GLOBAL DIVERSIFIED FUND LP

Dated as of February 18, 2009

TABLE OF CONTENTS

i

Article IX	BOOKS AND RECORDS	22
9.1	Maintenance	22
9.2	Inspection	22

Article X	AUDITS; REPORTS TO LIMITED PARTNERS	22
10.1	Audit	22
10.2	Financial and Other Reports.	22
10.3	Tax Return Information.	23

Article XI	SPECIAL POWER OF ATTORNEY	23
11.1	Appointment and Powers	23
11.2	Irrevocable	23

Article XII	EXCULPATION AND INDEMNIFICATION	24
12.1	Exculpation.	24
12.2	Indemnification.	25
12.3	Notification of Claims	25
12.4	Third Party Claims	25

Article XIII	AMENDMENT; CONSENTS FOR OTHER PURPOSES	26
13.1	Amendments Not Requiring Consent of Limited Partners	26
13.2	Amendment Requiring Consent of the Partnership	27
13.3	Waiver	27
13.4	Certain Amendments Requiring Consent of Affected Limited Partners	27
13.5	Amendments of Certificate.	27

Article XIV	DISSOLUTION AND WINDING UP	28
14.1	Events Causing Dissolution	28
14.2	Winding Up	29
14.3	Compensation of Liquidator	29
14.4	Distribution of Property and Proceeds of Sale Thereof.	29
14.5	Final Audit	30
14.6	Deficit Capital Accounts	30

Article XV	BENEFIT PLAN INVESTORS	30
15.1	Investment in Accordance with Law	30
15.2	Disclosures and Restrictions Regarding Benefit Plan Investors	31

Article XVI	MISCELLANEOUS	31
16.1	Construction and Governing Law.	31
16.2	Counterparts	33
16.3	Binding Effect	33
16.4	Offset	33
16.5	Remedies for Breach; Effect of Waiver or Consent	33
16.6	Further Assurances	33

ii

AMENDED AND RESTATED
LIMITED PARTNERSHIP AGREEMENT
OF
ASPECT GLOBAL DIVERSIFIED FUND LP

This Amended and Restated Limited Partnership Agreement of Aspect Global Diversified Fund LP (“Agreement”) is entered into as of February 18, 2009 by and among Steben & Company, Inc., a Maryland corporation (the “General Partner”), and those Persons who may hereafter be admitted to the Partnership as Limited Partners in accordance with the provisions hereof.

PRELIMINARY STATEMENT

WHEREAS, Steben & Company, Inc., in its capacity as the sole general partner of the Partnership has executed and filed effective as of March 23, 2007 in the office of the Secretary of State of Delaware a Certificate of Limited Partnership of the Partnership in order to form the Partnership under the Delaware Act;

WHEREAS, the General Partner entered into a Limited Partnership Agreement as of March 23, 2007 (the “Existing Partnership Agreement”);

WHEREAS, the General Partner wishes to amend and restate the Existing Partnership Agreement in its entirety to amend the rights and obligations of the Partners on the terms set forth below in accordance with Section 13.1 to delete all references to the Initial Limited Partner in the Existing Partnership Agreement (as such term is defined in the Existing Partnership Agreement) to reflect the resignation and withdrawal of the Initial Limited Partner and to amend a provision in the Existing Partnership Agreement; and

WHEREAS, the parties desire to enter into this Agreement to: (1) set forth their respective interests, rights, powers, authority, duties, responsibilities, liabilities, and obligations in and with respect to the Partnership, as well as the respective interests, rights, powers, authority, duties, responsibilities, liabilities, and obligations of Persons who may hereafter be admitted to the Partnership as Partners in accordance with the provisions hereof; and (2) provide for the management and conduct of the business and affairs of the Partnership.

NOW, THEREFORE, in consideration of the mutual promises and agreements made herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE I
DEFINITIONS

Certain capitalized terms used in this Agreement have the meanings given them in this Article I, unless otherwise expressly provided herein or as otherwise required by the context.

“Additional General Partner” has the meaning given it in Section 3.7(a).

“Administrative Expenses” means the monthly administrative expenses to various third-party service providers, as well as the General Partner, covering all actual legal, accounting, clerical, postage, shipping and other back office expenses related to the administration of the Partnership and all associated costs incurred by the Partnership, payable by the Partnership with respect to each applicable series of Units monthly in arrears.  Actual Administrative Expenses may vary, however such expenses shall not exceed 0.95% of the Partnership’s Net Asset Value per annum.

“Affiliate” of a specified Person, means any Person that directly, or indirectly through one or more intermediaries, Controls, is controlled by, or is under common Control with, such specified Person.

“Agreement” means this Amended And Restated Limited Partnership Agreement, as originally executed and as subsequently amended and/or restated from time to time in accordance with the provisions hereof and the Delaware Act.

“Bankruptcy” of a Person, means:  (a) such Person (i) makes an assignment for the benefit of creditors; (ii) files a voluntary petition in bankruptcy; (iii) is adjudged a bankrupt or insolvent, or has entered against it an order for relief, in any bankruptcy or insolvency proceeding; (iv) files a petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any statute, law, or regulation; (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any proceeding of such nature; or (vi) seeks, consents to, or acquiesces in the appointment of a trustee, receiver, or liquidator of such Person or of all or any substantial part of its properties; or (b) one hundred and twenty (120) days after the commencement of any proceeding against such Person seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any statute, law, or regulation, the proceeding has not been dismissed, or if within ninety (90) days after the appointment without such Person’s consent or acquiescence of a trustee, receiver, or liquidator of such Person or of all or any substantial part of its properties, the appointment is not vacated or stayed, or within ninety (90) days after the expiration of any such stay, the appointment is not vacated. Without limiting the generality of the foregoing, if a Person is a partnership, Bankruptcy of such Person shall also include the Bankruptcy of any general partner of such Person.

“Broker Dealer Custodial Fee” means, with respect to certain of the Series B Units, which are held by broker dealers who act as custodian for Series B Units for the benefit of the Limited partners, a monthly Broker Dealer Custodial Fee in arrears equal to 1/12th of 0.60% of the outstanding Series B Units’ Net Asset Value (0.60% per annum).  In no event will a Limited Partner holding Series B Units pay both a Broker Dealer Servicing Fee and a Broker Dealer Custodial Fee.

“Broker Dealer Servicing Fee” means:  (i) with respect to Series A Units, the broker dealer servicing fee payable by the Partnership with respect to Series A Units to the selling agents monthly in arrears equal to 1/12th of 0.15% of the Series A Units’ Net Asset Value, (0.15% per annum), subject to the Fee Limit; and (ii) with respect to certain Series B Units, which are not held by broker dealers who act as custodian for the benefit of Limited Partners, the broker dealer servicing fee payable by the Partnership with respect to such Series B Units to selling agents who sell Series B Units monthly in arrears equal to 1/12th of 0.60% of the such Series B Units’ Net Asset Value (0.60% per annum), subject to the Fee Limit.  (The General Partner or its Affiliates may serve as a selling agent).

“Brokerage Expenses” means, with respect to each applicable series of Units, such Units’ pro-rated share of the futures commission merchant’s actual monthly brokerage expenses as well as over the counter foreign exchange counterparty fees, payable by the Partnership with respect to each applicable series of Units in arrears.  Brokerage Expenses will cover all actual brokerage and trading costs of the Partnership.

“Business Day” means any day on which commercial banks settle payments and are open for general business in New York City and/or such other day as the General Partner may from time to time determine.

“Capital Account” has the meaning given it in Section 7.1.

“Capital Contribution” means a contribution of capital to the Partnership in the form of cash or, if the General Partner determines in its discretion in any particular case that a contribution of capital to the Partnership may be made in whole or in part in the form of property other than cash, such other property.

“Certificate” means the Certificate of Limited Partnership of the Partnership described in the first paragraph of this Agreement under the heading “Preliminary Statement,” as originally filed in the office of the Secretary of State of Delaware and as subsequently amended and/or restated from time to time in accordance with the provisions hereof and the Delaware Act.

“CEAct” means the Commodity Exchange Act, as amended.

“CFTC” means the Commodity Futures Trading Commission.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commodities Interests” has the meaning given it in Section 2.3.

“Control” whether such word is used as a noun or a verb or in adjectival form, has the meaning given it in Rule 405 under the 1933 Act.

“Delaware Act” means the Delaware Revised Uniform Limited Partnership Act.

“Determination Date” has the meaning given it in Section 7.2.

“Entity” means any domestic or foreign corporation, partnership (whether general or limited), joint venture, limited liability company, business trust or association, trust, estate, unincorporated association or organization, government (or political subdivision, department, or agency thereof), cooperative, or other entity, whether acting in an individual or representative capacity.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Extraordinary Fees and Expenses” means fees and expenses which are non-recurring and unusual in nature, including without limitation, legal claims and liabilities and litigation costs or indemnification or other unanticipated expenses (which are not Administrative Expenses, Brokerage Expenses, Commissions, General Partner Fees, Offering Expenses, Organizational Expenses, Selling Agent Commissions, Broker Dealer Servicing Fees, Broker Dealer Custodial Fees, Management Fees or Incentive Fees).  All series of Units and General Partner Units shall be subject to charges for Extraordinary Fees and Expenses.

“Fee Limit” means with respect to all of the Series A Units, Series B Units and/or Series I Units held by a particular Limited Partner, when the cumulative amount of the Selling Agent Commissions, Broker Dealer Servicing Fees paid to selling agents, payments for wholesalers, payments for sales conferences, and other Offering Expenses that are items of compensation to FINRA members (but excluding among other items, the production and printing of prospectuses and associated envelopes, folders and printed pieces provided with the prospectuses, as well as various legal and regulatory fees) paid by particular Series A, B or I Units is equal to 10.00% of the original purchase price paid by holders of those particular Units pursuant to NASD Rule 2810.  Each Limited Partner who owns Series A Units, Series B Units and Series I Units shall continue to pay the Selling Agent Commissions, Broker Dealer Servicing Fees and Offering Expenses, depending upon which expenses are applicable to the particular series of Units, until the aggregate of such expenses reaches an amount equal to the Fee Limit.

“FINRA” means the Financial Industry Regulatory Authority.

“Fiscal Year” means the fiscal year of the Partnership which shall begin on January 1 and end on December 31 of each calendar year, provided that the initial fiscal year of the Partnership shall begin as of the date of filing the Certificate.

“General Partner” means Steben & Company, Inc. or, subject to the provisions of this Agreement, any one or more Additional General Partners, to the extent that Steben & Company, Inc., pursuant to the provisions of Section 3.7(a) of this Agreement, provides that any one or more of such Additional General Partners may possess and exercise any one or more of the rights, powers, and authority of a general partner hereunder.

“General Partner Fee” means the fees payable to the General Partner monthly in arrears equal to 1/12th of 1.10% of the Partnership’s Net Assets (1.10% per annum).

“General Partner Interest” means an interest in the Partnership held by a Person in its capacity as a General Partner.

“General Partner Party” means any of the General Partner, any Affiliate of the General Partner, and any member, partner, shareholder, manager, director, officer, employee, or agent of the General Partner or any such Affiliate, and any owner of direct or indirect equity interests in any such Persons.

“General Partner Units” means units of General Partner Interest.  The General Partner Units are subject to the following fees, expenses and charges:  Management Fee, Incentive Fee, Brokerage Expenses and Administrative Expenses.  (General Partner Units are not subject to a Broker Dealer Servicing Fee, Broker Dealer Custodial Fee, General Partner Fee, Offering Expenses, Organizational Expenses, Selling Agent Commissions or Redemption Fee.)  The applicable fee and expense rates and any applicable fee limits for the General Partner Units shall be set forth in the Prospectus.  The General Partner from time to time may determine (and adjust) the number of General Partner Units which represent the General Partner’s interest in the Partnership, and in the absence of a specific determination the General Partner Interest shall be initially represented by ten (10) General Partner Units.  The Partnership may issue fractional General Partner Units.  The General Partner Units shall be uncertificated.

“GP Disabling Event” has the meaning given it in Section 14.1.

“GP Withdrawal Date” has the meaning given it in Section 8.6.

“Incentive Fee” means an incentive fee payable by the Partnership with respect to each applicable series of Units to the Trading Advisor based on trading profits, pursuant to terms entered into between the Trading Advisor and the General Partner on behalf of the Partnership, as more specifically described in the Prospectus.

“Indemnification Obligation” means an obligation of the Partnership to indemnify a General Partner Party pursuant to the provisions of Article XII.

“Indemnitee” has the meaning given it in Section 12.2(a), and includes the Liquidator.

“Interest” means the General Partner Interest or Limited Partner Interest as applicable according to the context.

“Limited Partner” as of a particular time, means a Person who has been admitted to the Partnership as a limited partner in accordance with the provisions of this Agreement and who has not resigned or withdrawn from the Partnership as a limited partner.

“Limited Partner Interest” means an interest in the Partnership, regardless of designated series of Unit, held by a Person in its capacity as a Limited Partner.

“Limited Partner Percentage” means with respect to a Limited Partner as of the applicable time of determination, the ratio (expressed as a percentage) that such Limited Partner’s Capital Account balances (with respect to all Units held by such Limited Partner) bears to the aggregate Capital Account balances of all Limited Partners (with respect to all Units held by Limited Partners).  For purposes of the Limited Partner Percentage calculation, there shall be excluded any Limited Partner Capital Account balances held by the General Partner or its Affiliates.

“Liquidation Reserves” has the meaning given it in Section 14.2(b)(vii).

“Liquidator” has the meaning given it in Section 14.2(a).

“Losses” of a General Partner Party, means any and all losses, claims, damages, liabilities, expenses (including reasonable legal fees and expenses), judgments, fines, amounts paid in settlement, and other amounts actually and reasonably paid or incurred by such General Partner Party in connection with any and all claims, demands, actions, suits, or proceedings (including arbitration and mediation proceedings and actions by or in the right of the Partnership), civil, criminal, administrative, or investigative, that relate, directly or indirectly, to acts or omissions (or alleged acts or omissions) of such General Partner Party in connection with the formation, business or operations of the Partnership or the offering of Units and in which such General Partner Party may be involved, or is threatened to be involved, as a party, witness, or otherwise, whether or not the same shall proceed to judgment or be settled or otherwise be brought to a conclusion.

“LP Withdrawal Date” has the meaning given it in Section 8.7(b).

“Majority of Disinterested Limited Partners” means, at the applicable time of determination, Limited Partners holding more than 50% of the Limited Partner Percentages (excluding for purposes of such calculation any Limited Partner Interests held by the General Partner or its Affiliates).

“Management Fee” means a fixed rate management fee payable by the Partnership with respect to each applicable series of Units to the Trading Advisor based on the trading level of the Fund, pursuant to terms entered into between the Trading Advisor and the General Partner on behalf of the Partnership, as more specifically described in the Prospectus.

“NASAA Guidelines” means the Guidelines for Registration of Commodity Pool Programs, as adopted in revised form by the North American Securities Administrators Association, Inc. in September 1993 and amended in May 2007.

“Net Assets” has the meaning given it in Section 7.4(a).

“Net Asset Value” has the meaning given it in Section 7.4(b).

“NFA” means the National Futures Association.

“1940 Act” means the Investment Company Act of 1940, as amended.

“1934 Act” means the Securities Exchange Act of 1934, as amended.

“1933 Act” means the Securities Act of 1933, as amended.

“Notification” to a Person, shall mean a written notice that (i) if delivered in person or by courier is deemed given to such Person on the date of delivery, (ii) if sent by facsimile or by email (if such Person agrees to email communication by furnishing its email address) is deemed given to such Person on the date that the transmission is received, or (iii) if sent by mail is deemed given to such Person on the earlier of actual receipt or three (3) Business Days after the date of mailing by registered or certified mail (first class postage prepaid, return receipt requested); provided, however, that a Notification to the Partnership shall be deemed given to the Partnership only upon its actual receipt by the Partnership.  Any Notification required or permitted to be given to the Partnership shall be sent to the principal office of the Partnership, or to such other address or facsimile number as the General Partner may specify in a Notification given to all other Partners.  Any Notification required or permitted to be given to a Partner shall be sent to such Partner at such address or to such facsimile number or email as such Partner may notify the Partnership by way of a Notification (it being understood and agreed that a Subscription Agreement, duly executed by a Person who subscribes for a Limited Partnership Interest pursuant thereto, shall constitute a Notification by such Person of its address and facsimile number).

“Offering Expenses” means all actual ongoing offering costs regarding the Units which are incurred by the General Partner on behalf of the Partnership, including regulatory fees, legal costs relating to the offering, all sales costs, travel, printed material, postage and freight, sales conference fees and compensation to sales personnel of the General Partner for wholesaling the Partnership.  The Partnership shall reimburse the General Partner for such actual ongoing offering costs, up to 1/12th of 0.75% of the Partnership’s Net Asset Value (0.75% per annum) pro-rata for Series A, B and I Units payable monthly in arrears.  Actual ongoing offering costs in excess of this limitation shall be fully absorbed by the General Partner.  The Partnership is only liable for payment of Offering Expenses on a monthly basis.  If the Partnership terminates prior to completion of payment to the General Partner for the unreimbursed Offering Expenses incurred through the date of such termination, the General Partner will not be entitled to any additional payments, and the Partnership will have no further obligation to the General Partner.

“Organizational Expenses” means, all Organizational Expenses Items and  initial offering expenses of the Partnership that will be borne by the General Partner on behalf of the Partnership without reimbursement.

“Organizational Expenses Items” means expenses relating to the Partnership incurred in connection with the formation, qualification and registration of the Units and in offering, distributing and processing the Units under applicable federal law and state securities or blue sky laws, and any other expenses actually incurred and, directly or indirectly, relating to the organization of the Partnership or the offering of the Units, including without limitation (i) initial registration fees, filing fees and taxes; (ii) costs of preparing, printing (including typesetting), amending, supplementing, mailing and distributing the initial Prospectus and exhibits thereto; (iii) costs of qualifying, printing (including typesetting), amending, supplementing, mailing and distributing initial sales materials used in connection with the initial offering and issuance of the Units; (iv) travel, telegraph, telephone and other expenses in connection with the initial offering and issuance of the Units; and (v) accounting, auditing and legal fees (including disbursements relating thereto) in connection with the foregoing. For the avoidance of doubt:  (x) Organizational Expenses Items will not include Extraordinary Fees and Expenses (which Extraordinary Fees and Expenses will be borne by the Partnership); and (y) the General Partner will not allocate to the Partnership the indirect expenses of the General Partner as part of the Organizational Expenses.

“Partners” means the Limited Partners and the General Partner.

“Partnership” means Aspect Global Diversified Fund LP, the Delaware limited partnership formed by the filing of the Certificate.

“Partnership Interest” of a Partner at any particular time, means such Partner’s interest, rights, powers, and authority in and with respect to the Partnership at such time as determined in accordance with the provisions of this Agreement.  Such rights include (1) such Partner’s share of the profits and losses of the Partnership, and such Partner’s right to receive distributions and to withdraw assets from the Partnership, pursuant to the provisions of this Agreement and (2) such Partner’s other rights, powers, and authority in respect of the Partnership under this Agreement.

“Partnership Property” at any particular time, means all interests, properties (whether tangible or intangible, and whether real, personal, or mixed), and rights of any type contributed to or acquired by the Partnership and owned or held by or for the account of the Partnership, whether owned or held by or for the account of the Partnership as of the date of the formation thereof or thereafter contributed to or acquired by the Partnership.

“Person” means any natural person, whether acting in an individual or representative capacity, or any Entity.

“Plan” has the meaning given it in Section 15.1.

“Plan Fiduciary” has the meaning given it in Section 15.1.

“Prospectus” means a prospectus or similar document, including any amendment or supplement thereto, prepared by or under the direction of the General Partner relating to the Partnership and the offer and sale of Units.

“Redemption Date” has the meaning given it in Section 8.1(a).

“Redemption Fee” means the fee payable to the General Partner by a Limited Partner whose Series A Unit is redeemed at any time prior to the one (1) year anniversary of the subscription date of such Series A Unit, which fee will equal the product of (i) 2.00% of the subscription price for such Series A Unit, divided by twelve (12), and multiplied by (ii) the number of months remaining before the one (1) year anniversary of the subscription date regarding the subject Series A Unit.  For the avoidance of doubt:  (x) if a Limited Partner subscribes for multiple Series A Units on different subscription dates, each Series A Unit will be subject to the Redemption Fee (as applicable) based on its particular subscription date; and (y) the redemption of Series A Units from a Limited Partner holding Series A Units which have been issued on different subscription dates will be deemed to be redeemed in time sequence based on the Series A Unit outstanding for the longest period of time.  A Redemption Fee will not be assessed to any Limited Partner who purchases Series A Units and is required to mandatorily redeem their Series A Units by the General Partner within the first year of purchase.

“SEC” means the Securities and Exchange Commission.

“Securities Laws” means any one or more of the 1933 Act, 1934 Act and the 1940 Act, as applicable.

“Selling Agent Commissions” means selling agent commissions, payable with respect to Series A Units to the General Partner monthly in arrears equal to 1/12th of 2.00% of the outstanding Series A Units’ Net Asset Value (2.00% per annum), subject to the Fee Limit.  The General Partner shall pay the selling agents an upfront commission of 2.00% of the aggregate subscription amount for the sale of Series A Units.  Beginning the 13th month, the General Partner shall pay the selling agents a monthly Selling Agent Commission in arrears equal to 1/12th of 2.00% of the outstanding Series A Units’ Net Asset Value, subject to the Fee Limit.  The Net Asset Value of Series A Units refers to the Partnership’s Net Assets allocated to the capital accounts of Series A Unit holders (the aggregate Capital Account balances with respect to the Series A Units) divided by the number of outstanding Units of such Series A Units.  (The General Partner or its Affiliates may serve as a selling agent and may receive the selling agent commissions from the Partnership and may in turn pay the selling agents’ commissions to the selling agents).

“Series A Units” means units of Limited Partner Interest subject to the following fees, expenses and charges:  Management Fee, Incentive Fee, Brokerage Expenses, General Partner Fee, Administrative Expenses, Offering Expenses, Selling Agent Commissions, Broker Dealer Servicing Fee and Redemption Fee.

“Series A Units Re-Designation Event” means with respect to a particular Series A Unit, when such Series A Unit reaches the Fee Limit.

“Series B Units” means units of Limited Partner Interest subject to the following fees, expenses and charges:  Management Fee, Incentive Fee, Brokerage Expenses, General Partner Fee, Administrative Expenses, Offering Expenses, and Broker Dealer Servicing Fee or Broker Dealer Custodial Fees.  In no event will a Limited Partner holding Series B Units pay both a Broker Dealer Servicing Fee and a Broker Dealer Custodial Fee.

“Series B Units Re-Designation Event” means with respect to a particular Series B Unit, when such Series B Unit reaches the Fee Limit.

“Series C Units” means units of Limited Partner Interest which have been re-designated as Series C Units at month end when the General Partner determines that the Fee Limit has been reached as of the end of any month, or it anticipates that the Fee Limit will be reached during the following month, on the Series A, B, and I Units pursuant to NASD Rule 2810 in connection with a Series A Units Re-Designated Event, Series B Units Re-Designation Event or Series I Units Re-Designation Event (as applicable).  Series C Units shall be identical to other series of Units except that Series C Units shall be subject to the following fees, expenses and charges:  Management Fees, Incentive Fees, Brokerage Expenses, General Partner Fee and Administrative Expenses.  Upon a Series A Units Re-Designation Event the subject Series A Units shall at month end be re-designated as Series C Units based on an exchange of Units calculated upon the month end Net Asset Value of Series A Units and the month end Net Asset Value of Series C Units   (including fractional units as applicable) without any further action by the holder.  Upon a Series B Units Re-Designation Event the subject Series B Units shall at month end be re-designated as Series C Units based on an exchange of Units calculated upon the month end Net Asset Value of Series B Units and the month end Net Asset Value of Series C (including fractional units as applicable) without any further action by the holder.  Upon a Series I Units Re-Designation Event the subject Series I Units shall at month end be re-designated as Series C Units based on an exchange of Units calculated upon the month end Net Asset Value of Series I Units and the month end Net Asset Value of Series C Units (including fractional units as applicable) without any further action by the holder.

“Series I Units” means units of Limited Partner Interest subject to the following fees, expenses and charges:  Management Fee, Incentive Fee, Brokerage Expenses, General Partner Fee, Administrative Expenses and Offering Expenses.

“Series I Units Re-Designation Event” means with respect to a particular Series I Unit, when such Series I Unit reaches the Fee Limit.

“Special Redemption Notice” has the meaning given it in Section 8.3.

“Subject Series Capital Accounts” has the meaning given it in Section 7.2(d).

“Subscription Agreement” means, with respect to a Person, the subscription agreement and power of attorney (and related documents) in such form as the General Partner may from time to time determine, as completed and executed by such Person and delivered by such Person to the General Partner, pursuant to which such Person subscribes for a Unit by agreeing to contribute capital to the Partnership as may be set forth therein.

“Trading Advisor” means a trading advisor of the Partnership.

“Trading Advisory Agreement” means an agreement between the Partnership and a Trading Advisor.

“Transfer” means any transaction in which a Person assigns or purports to assign a Unit, or an interest therein, to another Person, and includes any transfer, sale, assignment, gift, exchange, pledge, mortgage, or hypothecation, or any other conveyance, disposition, or encumbrance, whether voluntary, involuntary, or by operation of law, of such Unit or interest therein.

“Treasury Regulations” means the income tax regulations promulgated under the Code.

“Units” mean units of Limited Partner Interests.  The Units may comprise Series A Units, Series B Units, Series C Units, Series I Units, or other series of Units of Limited Partner Interests as the General Partner may from time to time authorize.  Each Unit of a particular series represents units of fractional undivided beneficial interest in the ownership of such series.  The Partnership may issue fractional Units.  The Units shall be uncertificated.  The applicable fee and expense rates and any applicable fee limits for each series of Units shall be set forth in the applicable Prospectus.

“Withdrawing General Partner” has the meaning given it in Section 8.6.

“Withdrawing Limited Partner” has the meaning given it in Section 8.7(b).

ARTICLE II
FORMATION AND PURPOSE

2.1           Formation.  The Partnership was formed as a limited partnership under the Delaware Act pursuant to the filing of the Certificate in the office of the Secretary of State of the State of Delaware.

2.2           Name.  The name of the Partnership shall be “Aspect Global Diversified Fund LP”. The General Partner shall manage and conduct the business and affairs of the Partnership under that name or, to the extent permitted by applicable law, under such other names as the General Partner may determine from time to time; provided, however, that the General Partner may not manage or conduct the business or affairs of the Partnership under the name (or any derivative thereof) of any Limited Partner without the prior consent of such Limited Partner.

2.3           Purpose; Business.  The purposes and businesses of the Partnership are to buy, hold and sell investments, domestic or foreign, in any assets, properties, commodities, instruments or financial products selected by the General Partner (or its designee or the Trading Advisor as applicable) consistent with the description of the Partnership’s business and trading activity in the Prospectus, including without limitation buying, holding and selling commodities, futures contracts, forward contracts, swaps, options on futures contracts and physical commodities, spot (cash) commodities, currencies, financial instruments (including certificates of deposit, Treasuries and United States Agency securities, commercial paper and any other securities approved by the CFTC for investment of customer funds), commodity pools and any rights and interests pertaining hereto or any other securities or items which are now, or may hereafter be, the subject of futures contract trading (individually and collectively “Commodities Interests”), provided, however, that the Partnership may not carry on any business, investment, purpose or activity that may not lawfully be carried on by a limited partnership formed under the Delaware Act. The Partnership shall possess and may exercise all the powers and privileges granted by the Delaware Act or by any other law or by this Agreement, together with any powers incidental thereto, so far as such powers or privileges are necessary, appropriate, advisable, or convenient to the conduct, promotion or attainment of any business, purpose or activity of the Partnership.

2.4           Status and Duration.  The Partnership shall be a separate legal entity whose existence commenced upon the filing of the Certificate and whose existence shall continue until the Certificate is canceled.  The Certificate shall be canceled at the time and in the manner prescribed by Section 17-203 of the Delaware Act.  The Partnership shall be dissolved and wound up in accordance with the provisions of Article XIV.

2.5           Registered Office and Registered Agent; Principal Office.

(a)          Subject to the provisions of Section 17-104(b) of the Delaware Act, the registered office of the Partnership required by the Delaware Act to be maintained in the State of Delaware shall be the registered office named in the Certificate or such other office (which may but need not be a place of business of the Partnership) as the General Partner may designate from time to time in accordance with the provisions of the Delaware Act.

(b)          Subject to the provisions of Section 17-104(b) of the Delaware Act, the registered agent for service of process on the Partnership required by the Delaware Act to be maintained in the State of Delaware shall be the registered agent initially named in the Certificate or such other Person as the General Partner may designate from time to time in accordance with the provisions of the Delaware Act.

(c)          The principal office of the Partnership shall be c/o Steben & Company, Inc., 2099 Gaither Road, Suite 200, Rockville, Maryland  20850 or at such other place as the General Partner may designate from time to time (which other place may but need not be in the State of Delaware); provided, however, that the General Partner shall give Notification to the Limited Partners of any change in the location of the principal office of the Partnership within thirty (30) days after the date of such change.  The Partnership may have such other offices as the General Partner may designate from time to time.

2.6           Partners Not Agents.  Except as specifically provided herein, nothing contained herein shall be construed to constitute any Partner the agent of any Partner, other than the General Partner as the agent of the Partnership.

ARTICLE III
MANAGEMENT AND TRADING POLICIES

3.1           Management of the Partnership.  Except as may be otherwise specifically provided herein, the General Partner, to the exclusion of all Limited Partners, shall conduct and manage the business of the Partnership, including without limitation the investment of the funds of the Partnership. No Limited Partner shall have the power to represent, act for, sign for, or bind the General Partner or the Partnership.  Except as provided herein, no Partner shall be entitled to any salary, draw, or other compensation from the Partnership.

3.2	The General Partner.

(a)          The General Partner shall be under a fiduciary duty to conduct the affairs of the Partnership in the best interests of the Partnership. The Limited Partners will under no circumstances be permitted to contract away, or be deemed to have contracted away, the fiduciary obligations owed them by the General Partner under statutory or common law. The General Partner shall have fiduciary responsibility for the safekeeping of all of the funds and assets of the Partnership, whether or not in its immediate possession or control, and the General Partner shall not employ, or permit another to employ, such funds or assets in any manner except for the benefit of the Partnership.

(b)          Without limiting the generality of the foregoing, but subject in each case to the provisions of this Agreement and the requirements of applicable law, the General Partner shall possess and may exercise the right, power, and authority:

(i)            to take such action for and on behalf of the Partnership and in the name of the Partnership as the General Partner reasonably determines to be necessary, appropriate, advisable, or convenient to effect the continuation of the Partnership and to carry on the businesses, purposes, and activities for which the Partnership was formed, including without limitation buying, holding and selling Commodities Interests as selected by the General Partner (or its designees or Trading Advisor),  and further including the execution, swearing to, acknowledgement, delivery, publication, and filing and recording in the appropriate public offices of:

(A)
all certificates, instruments, and other documents (including this Agreement and the Certificate and all amendments and/or restatements thereof) that the General Partner reasonably determines to be necessary, appropriate, advisable, or convenient to effect such formation and to carry on such businesses, purposes, and activities (including such certificates, instruments, or other documents, and such amendments thereto, as the General Partner reasonably determines to be necessary, appropriate, advisable, or convenient to comply with the requirements for the operation of the Partnership as a limited partnership under the Delaware Act and the qualification of the Partnership to do business in any jurisdiction in which the Partnership owns property or conducts business);

(B)
all certificates, instruments, or other documents that the General Partner reasonably determines to be necessary, appropriate, advisable, or convenient to reflect any amendment of this Agreement, or the Certificate effected in accordance with the provisions hereof;

(C)
all conveyances and other certificates, instruments, and other documents that the General Partner reasonably determines to be necessary, appropriate, advisable, or convenient to reflect the dissolution and winding up of the Partnership pursuant to the provisions of this Agreement and the Delaware Act, including a certificate of cancellation of the Certificate; and

(D)
all certificates, instruments, and other documents relating to the admission, withdrawal, removal, or substitution of any Partner pursuant to the provisions of this Agreement or the Capital Contribution by any Partner;

(ii)            to cause the Partnership to enter into agreements with Trading Advisors, selling agents, broker dealers, administrators, banks, futures commission merchants, cash management brokers, securities brokers, counterparties, custodians, legal counsel, accountants, auditors, appraisers, investment bankers, consultants and other service providers selected by the General Partner, subject to such terms and conditions as the General Partner may determine, and provided that the General Partner shall not receive any rebates or give ups from such parties and that the General Partner shall not participate in any reciprocal business arrangements (it being understood and agreed that nothing herein shall require the General Partner to employ or continue to employ the services of any Person, or be construed to limit in any way the rights, powers, and authority of the General Partner hereunder) and provided that the General Partner shall seek what it in good faith believes to be the best price and services available for all of the Partnership’s transactions in Commodity Interests;

(iii)           to cause the Partnership (by action of the General Partner or its designees or Trading Advisor) to buy Commodities Interests on margin and utilizing leverage;

(iv)           to cause the Partnership to borrow monies from time to time (and to pledge, mortgage, hypothecate or encumber its assets, and issue notes or other evidences of indebtedness, in connection therewith), on such terms and subject to such conditions as the General Partner may determine, provided that on loans from the General Partner to the Partnership, the General Partner shall not receive interest in excess of the amounts that would be charged to the Partnership by unrelated banks on comparable loans;

(v)            to act, in respect of any of its rights, powers, authority, duties, responsibilities, or obligations hereunder, directly or by or through any duly authorized officer, employee, or agent of the General Partner or the Partnership or any duly appointed attorney in fact of either (it being understood and agreed that each such officer, employee, agent, or attorney-in-fact shall, to the extent provided by the General Partner, possess full and complete right, power, and authority to do and perform each and every act which is permitted or required to be performed by the General Partner hereunder, without thereby causing the General Partner to cease to be a general partner of the Partnership);

(vi)           to cause the Partnership to pay expenses, including without limitation fees, commissions, costs, ordinary expenses, and Extraordinary Fees and Expenses; and

(vii)          to take such other actions as the General Partner considers necessary or desirable to manage the business of the Partnership, including without limitation opening bank accounts and paying or authorizing the payment of distributions to Partners.

(c)            No agreement between the Partnership and the Trading Advisor or the General Partner, shall exceed one year. Agreements between the Partnership and the Trading Advisor or the General Partner or its Affiliate shall be terminable by the Partnership without penalty on sixty (60) days’ written notice.

3.3	Trading Advisor.

(a)          The General Partner, on behalf of the Partnership, may retain one or more Trading Advisors to make trading decisions for the Partnership, and may delegate trading discretion to the Trading Advisors; provided, however, that the General Partner may override any trading instructions: (i) that the General Partner, in its sole discretion, determines to be in violation of any trading policy of the Partnership (as set forth in Section 3.4); (ii) to the extent that the General Partner’s overriding is necessary for the protection of the Partnership; (iii) to terminate the Commodities Interests trading of the Partnership; (iv) to comply with applicable laws or regulations; or (v) as and to the extent necessary, upon the failure of a Trading Advisor to comply with a request to make the necessary amount of funds available to the Partnership within five (5) days of such request, to fund distributions or redemptions or to pay the expenses of the Partnership; and provided, further, that the General Partner may make trading decisions at any time during which a Trading Advisor may be incapacitated or an emergency may arise as a result of which the Trading Advisor is unable or unwilling to act and a successor Trading Advisor has not yet been retained.

(b)          The General Partner is authorized, on behalf of the Partnership, to enter into the form of Trading Advisory Agreement described in the Prospectus with each Trading Advisor described in the Prospectus, and to cause the Partnership to pay to the Trading Advisor the management fee and incentive fee provided for in the applicable Trading Advisory Agreement, as described in the Prospectus.  The General Partner is further authorized to modify (including changing the form and amount of compensation and other arrangements and terms) or terminate the Trading Advisory Agreement in the General Partner’s sole discretion (in accordance with the terms of such Trading Advisory) and to cause the Partnership to engage from time to time other Trading Advisors pursuant to Trading Advisory Agreements having such terms and conditions and providing for such form and amount of compensation as the General Partner in its sole discretion considers to be in the best interests of the Partnership.

3.4	General Trading Policies.

(a)          The General Partner shall require any Trading Advisor retained by the Partnership to agree to follow the trading policies set forth below with respect to the Partnership.

1.           The Partnership will not employ the trading technique commonly known as “pyramiding,” in which the speculator uses unrealized profits on existing positions in a given Commodities Interest due to favorable price movement as margin specifically to buy or sell additional positions in the same or a related Commodities Interest. Taking into account the Partnership’s open trade equity on existing positions in determining generally whether to acquire additional Commodities Interest positions on behalf of the Partnership will not be considered to constitute “pyramiding.”

2.           The Partnership will not permit “churning” of the Partnership’s assets.

3.           The Partnership will not commingle its assets with the assets of any other Person, except as permitted by law.

4.            The Partnership will not make loans to the General Partner or any Affiliate thereof or to any Person.

5.           The Partnership will not purchase, sell or trade securities (except securities permitted by the CFTC, now and in the future, for investment of customer funds). The Partnership may, however, trade in domestic and foreign swaps and futures contracts on securities and securities indexes, options on such futures contracts, and other commodity options and may invest in other commodity pools.

(b)          The General Partner shall not make any material change in the trading policies in Section 3.4(a) without obtaining prior written approval of a Majority of Disinterested Limited Partners.

3.5	Tax Related Actions.

(a)          The General Partner shall prepare or cause to be prepared and shall file on or before the due date (or any extension thereof) any federal, state, or local tax returns which shall be required to be filed by the Partnership. The General Partner shall cause the Partnership to pay any taxes payable by the Partnership; provided, however, that the General Partner shall not be required to cause the Partnership to pay any tax regarding which the General Partner or the Partnership shall in good faith and by appropriate legal proceedings contest the validity, applicability, or amount thereof and such contest shall not materially endanger any right or interest of the Partnership.

(b)          The General Partner shall be authorized to perform all duties imposed by Sections 6221 through 6233 of the Code on the General Partner as “tax matters partner” of the Partnership, including, but not limited to, the following:  (i) the power to conduct all audits and other administrative proceedings with respect to Partnership tax items; (ii) the power to extend the statute of limitations for all Limited Partners with respect to Partnership tax items; (iii) the power to file a petition with an appropriate federal court for review of a final Partnership administrative adjustment; and (iv) in certain circumstances, the power to enter into a settlement with the Internal Revenue Service on behalf of, and binding upon, those Limited Partners having less than a 1% interest in the profits of the Partnership, unless a Limited Partner shall have notified the Internal Revenue Service and the General Partner that the General Partner may not act on such Limited Partner’s behalf.

(c)          If the Partnership is required to withhold United States taxes on income with respect to Units held by Limited Partners who are nonresident alien individuals, foreign corporations, foreign partnerships, foreign trusts, or foreign estates, the General Partner may, but is not required to, pay such tax out of its own funds and then be reimbursed out of the proceeds of any distribution or redemption with respect to such Units.

3.6           Other Activities.  The General Partner and any of its Affiliates or Persons connected with the General Partner or its Affiliates may invest in, directly or indirectly, or manage or advise other investment funds or accounts which invest in assets which also may be purchased by the Partnership.  Neither the General Partner or any of its Affiliates or any Person connected with the General Partner or its Affiliates will be under any obligation to offer investment opportunities of which any of them becomes aware to the Partnership or to account to the Partnership in respect of (or share with the Partnership or inform the Partnership of) any such transaction or any benefit received by any of them from any such transaction, but will allocate such opportunities on an equitable basis between the Partnership and other clients.

3.7           Admission of Additional General Partners.

(a)          Subject to the provisions of Section 3.7(b), the General Partner may cause the Partnership to admit one or more Persons (including one or more Affiliates of the General Partner) to the Partnership as a general partner (“Additional General Partner”) and, in connection therewith, may amend this Agreement to provide that any one or more of such Additional General Partners may possess and exercise any one or more of the rights, powers, and authority of a general partner hereunder.

(b)          In the event that such Additional General Partner is not an Affiliate of the General Partner, the General Partner shall (i) give Notification to the Limited Partners of the intent to admit such Additional General Partner and (ii) obtain the consent of a Majority of Disinterested Limited Partners.

3.8           Authority.  No Person dealing with the General Partner shall be required to determine the General Partner’s authority to make any undertaking on behalf of the Partnership or to determine any fact or circumstance bearing upon the existence of the General Partner’s authority.

ARTICLE IV
NET WORTH OF GENERAL PARTNER

4.1           Net Worth Generally.  The General Partner agrees that at all times, as long as it remains a general partner of the Partnership, it shall maintain its net worth at an amount not less than 5% of the total contributions to the Partnership by all Partners and to any other limited partnerships for which it acts as a general partner by all such partnerships’ partners; provided, however, that if the total contributions to the Partnership by all Partners, or to any limited partnership for which it acts as a general partner by all partners, are less than $2,500,000, then with respect to the Partnership and any such limited partnerships, the General Partner shall maintain its net worth at an amount of at least 15% of the total contributions to the Partnership by all Partners and of the total contributions to any such limited partnerships for which it acts as a general partner by all such partnerships’ partners or $250,000, whichever is the lesser; and, provided, further, that, consistent with Section II.B of the NASAA Guidelines as in effect on the date hereof, in no event shall the General Partner’s net worth be less than $50,000, nor shall the General Partner’s net worth be required to be greater than $1,000,000.  For the purposes of this Article IV, “net worth” shall be calculated in accordance with generally accepted accounting principles, except as otherwise specified in this Article IV, with all current assets based on their then current market values. The interests owned by the General Partner in the Partnership and any other limited partnerships for which it acts as a general partner and any notes and accounts receivable from and payable to any limited partnerships in which it has an interest shall not be included as an asset in calculating its net worth, but any notes receivable from an “affiliate” (as such term is defined in Regulation S-X of the rules and regulations of the SEC) of the General Partner or letters of credit may be included.

4.2           Other Limited Partnerships.  The General Partner agrees that it shall not be a general partner of any limited partnership other than the Partnership unless, at all times when it is a general partner of any such additional limited partnership, its net worth is at least equal to the net worth required by Section 4.1.

4.3           NASAA Guidelines.  The requirements of Sections 4.1 and 4.2 may be modified by the General Partner at its option, without notice to or the consent of the Limited Partners, provided that: (i) such modification does not adversely affect the interests of the Limited Partners, and (ii) the General Partner obtains a written opinion of counsel for the Partnership that such proposed modification: (x) will not adversely affect the classification of the Partnership as a partnership for federal income tax purposes, (y) will not adversely affect the status of the Limited Partners as limited partners under the Delaware Act, and (z) will not violate any applicable state securities or blue sky laws or any rules, regulations, guidelines, or statements of policy promulgated or applied thereunder; provided, however, that the General Partner’s net worth may not be reduced below the lesser of (1) the net worth required by Section II.B of the NASAA Guidelines, and (2) the net worth required by such Guidelines as in effect on the date of such proposed modification.

ARTICLE V
CAPITAL CONTRIBUTIONS;
OFFERING OF UNITS; PARTNERS

5.1           General Partner Capital Contributions.

(a)          The General Partner shall contribute a minimum of $500,000 to the initial trading capital of the Partnership, initially in $100 cash increments, and shall be issued General Partner Units by the Partnership.  Thereafter, the General Partner shall maintain its interest in the capital of the Partnership at no less than the greater of: (i) 1% of aggregate Capital Contributions to the Partnership by all Partners (including the General Partner’s contribution) and (ii) $25,000.  Such contribution by the General Partner need not exceed the amount described above and shall be evidenced by General Partner Units or investment in any series of Limited Partner Units.  Any General Partner Units purchased thereafter will be at the Net Asset Value of the General Partner Units as of the close of business on the last day of the month in which the General Partner acquires new Units. The General Partner, without notice to or consent of the Limited Partners, may withdraw any portion of its Capital Account balance that is in excess of its required interest described above on any Redemption Date.

(b)          The General Partner’s minimum investment requirements of Section 5.1(a) may be modified by the General Partner at its option, without notice to or the consent of the Limited Partners, provided that:  (i) such modification does not adversely affect the interests of the Limited Partners, and (ii) the General Partner obtains a written opinion of counsel for the Partnership that such proposed modification:  (x) will not adversely affect the Partnership’s ability to meet the administrative requirements applicable to partnerships under the federal income tax laws, (y) will not adversely affect the status of the Limited Partners as limited partners under the Delaware Act, and (z) will not violate any applicable state securities or blue sky laws or any rules, regulations, guidelines, or statements of policy promulgated or applied thereunder; provided, however, that the General Partner’s minimum investment in the Partnership may not be reduced below the lesser of (A) the minimum investment required by Section II.C of the NASAA Guidelines, and (B) the minimum investment required by the NASAA Guidelines as in effect on the date of such proposed modification.

(c)          As used in this Section 5.1, the term “General Partner” shall refer to the General Partner and/or any of its Affiliates.

5.2	Limited Partner Units; Limited Partners.

(a)          Units refer to units representing Interests issued to Limited Partners (whether Series A Units, Series B Units, Series C Units, Series I Units, or other series of Units authorized by the General Partner for issuance to Limited Partners).

(b)          The Partnership may issue and sell Units to Persons desiring to become Limited Partners on such terms and conditions as determined by the General Partner (consistent with the other provisions of this Agreement).  The General Partner may withhold or delay, in its sole discretion, the Partnership’s acceptance of subscriptions for Units.  The minimum subscription for Units per subscriber shall be such amount as the General Partner may determine from time to time in its sole discretion.

(c)          The Partnership may offer and sell Units directly, or indirectly through one or more selling agents, broker dealers or other Persons on terms approved by the General Partner in its sole discretion (including the General Partners or its Affiliate serving as a selling agent).  No subscriber for Units during any offering of Units shall become a Limited Partner until the General Partner shall:  (i) accept such subscriber’s subscription at the closing relating to such offering; and (ii) execute this Agreement on behalf of such subscriber pursuant to the power of attorney in the Subscription Agreement executed by the subscriber in connection with such offering.

(d)          In connection with an offering of Units by the Partnership, the General Partner, on behalf of the Partnership, shall:  (i) cause to be filed one or more registration statements, Prospectuses, disclosure documents and such amendments and supplements thereto and other applications, notices or forms as the General Partner considers advisable or as may be required by applicable law with the CFTC, NFA, SEC, state securities and blue sky administrators and FINRA; (ii) qualify by registration or exemption from registration the Units for sale under the blue sky and securities laws of such states of the United States and other jurisdictions as the General Partner considers advisable or as may be required by applicable law; and (iii) take other actions regarding the offer and sale of Units as the General Partner considers advisable.

(e)          All Units subscribed for shall be issued subject to the collection of good funds.  If, at any time, good funds representing payment for Units are not made available to the Partnership because a subscriber provided bad funds, the Partnership may cancel the Units issued to such subscriber represented by such bad funds.  Any losses or profits sustained by the Partnership in connection with its trading allocable to such cancelled Units shall be deemed a decrease or increase in Net Assets and allocated among the remaining Units.  Each Limited Partner agrees to reimburse the Partnership for any expense or loss (including any trading loss) incurred in connection with the issuance and cancellation of such Units issued to the Limited Partner pursuant to this Section 5.2(e).

(f)          As requested by the General Partner from time to time, each Limited Partner shall furnish to the General Partner or the Partnership such information as the General Partner may consider necessary or appropriate for the Partnership to open and maintain accounts with securities and commodities brokerage firms.

(g)          Each Unit, when purchased by a Limited Partner in accordance with the terms of this Agreement, shall be fully paid and nonassessable. No Limited Partner shall be liable for the Partnership’s obligations in excess of such Partner’s unredeemed Capital Contribution, undistributed profits, if any, and any distributions and amounts received upon redemption of Units. The Partnership may make a claim against a Limited Partner with respect to amounts distributed to the Limited Partner or amounts received by the Limited Partner upon redemption of Units, if the Net Assets of the Partnership are insufficient to discharge the liabilities of the Partnership which have arisen prior to the payment of such amounts (including without limitation indemnification liabilities).

(h)          Except to the extent that a Limited Partner has the right to withdraw capital through redemption of Units in accordance with Article VIII, no Limited Partner shall have any right to demand the return of its Capital Contribution or any profits thereto, except upon termination and dissolution of the Partnership. In no event shall a Limited Partner be entitled to demand or receive from the Partnership property other than cash.  The General Partner shall not be personally liable for the return or repayment of all or any portion of the Capital Contribution or profits of any Limited Partner, it being expressly agreed that any return of Capital Contribution or profits pursuant to this Agreement shall derive solely from the assets of the Partnership.

(i)          The withdrawal, Bankruptcy, disability, legal incompetency, death, liquidation, termination, or dissolution of a Limited Partner shall not terminate or dissolve the Partnership.  Each Limited Partner expressly agrees that in the event of such Limited Partner’s death, it waives on behalf of itself and its estate, and such Limited Partner directs the legal representative of its estate and any Person interested therein to waive, the furnishing of any inventory, accounting, or appraisal of the assets of the Partnership and any right to an audit or examination of the books and records of the Partnership.

(j)          Any consent or approval of Limited Partners or consent of Majority of Disinterested Limited Partners herein may be taken by written consent signed by the requisite holders of Limited Partner Percentages (without the necessity of an in-person meeting).

5.3	Certain Rights of the Limited Partners.

(a)          Any action requiring the consent of the Limited Partners hereunder may be taken pursuant to a meeting (in person or by proxy), or pursuant to written consent (without a meeting).

(b)          Any Limited Partner upon request addressed to the General Partner shall be entitled to obtain from the General Partner, upon payment in advance of reasonable reproduction and mailing costs, a list of the names and addresses of record of all Limited Partners and the number of Units held by each (which shall be mailed by the General Partner to the Limited Partner within a reasonable time of the receipt of the request); provided, that the General Partner may require any Limited Partner requesting such information to submit written confirmation that such information will not be used for commercial purposes and is requested solely for a purpose reasonably related to a Limited Partner's interest as a Limited Partner of the Partnership.

(c)          Any Limited Partners holding at least 10% of the Limited Partner Percentages (excluding any Limited Partner Interests held by the General Partner or its Affiliate for purposes of such calculation), may call a meeting of the Limited Partners by submitting to the General Partner a written request, either in person or by certified mail, stating the purpose of the meeting.  The General Partner shall, by Notification to each Limited Partner within fifteen (15) days after receipt of a request by any Limited Partners holding at least 10% of the Limited Partner Percentages (excluding any Limited Partner Interests held by the General Partner or its Affiliate for purposes of such calculation), call such a meeting.  Without limiting the Limited Partners’ right to (instead) act by written consent, such meeting of Limited Partners shall be held at least thirty (30) days but not more than sixty (60) days after delivery of the Notification, and the Notification shall specify the date, a reasonable place and time for such meeting, as well as its purpose.  In any meeting called pursuant to this Section 5.3(c) upon the affirmative vote of a Majority of Disinterested Limited Partners (in person or by proxy), or upon the written consent of a Majority of the Disinterested Limited Partners (without a meeting), any of the following actions may be taken by the Limited Partners (without the consent of the General Partner):

(i)            this Agreement may be amended in accordance with, and only to the extent permissible under, the Delaware Act; provided, however, that no such amendment shall, without the consent of all Partners affected thereby, change or alter the provisions of this proviso, reduce the capital account of any Partner, or modify the percentage of profits, losses, or distributions to which any Partner is entitled (and without limiting the Limited Partners’ consent rights regarding amendments under Section 13.2);

(ii)           the General Partner may be removed and replaced;

(iii)          a new general partner or general partners may be elected if the General Partner is removed or withdraws from the Partnership;

(iv)          any contracts with the General Partner or any of its Affiliates may be terminated without penalty on not less than sixty (60) days’ prior written notice; and

(v)           a sale of all or substantially all of the assets of the Partnership.

(d)          Notwithstanding the foregoing clauses (i) through (v) of Section 5.3(c) no such action shall be taken by the Limited Partners which would adversely affect the status of the Limited Partners as limited partners under the Delaware Act or the classification of the Partnership as a partnership under the federal income tax laws.

ARTICLE VI
TRANSFERS OF LIMITED PARTNER INTERESTS

6.1           Restrictions on Transfers of Limited Partner Interests.

(a)          No Limited Partner shall Transfer any of its Units or any part or all of its right, title and interest in the capital or profits of the Partnership without giving prior Notification of the Transfer to the General Partner, and no Transfer shall be effective until (i) at least thirty (30) days after the General Partner receives Notification of the proposed Transfer and (ii) the General Partner has consented in writing to the Transfer, which consent the General Partner will not unreasonably withhold or delay; provided that if such Transfer occurs by reason of the death of a Limited Partner or assignee, such Notification may be given by the duly authorized representative of the estate of the Limited Partner or assignee and shall be supported by such proof of legal authority and valid assignment as may reasonably be requested by the General Partner, and thereupon the General Partner shall consent to such Transfer (without limiting Sections 6.1(b) and 6.1(c)).

(b)          In the case of a Transfer of a Unit, or an interest therein, arising by death or operation of law, the successor of the transferor shall be deemed to have assumed all of the duties, responsibilities, liabilities and obligations of the transferor under this Agreement with respect to such Transferred Unit or interest therein, unless the General Partner expressly agrees otherwise.

(c)          A transferee of Units shall not be admitted as a substituted Limited Partner without the General Partner’s written consent, which consent will not be unreasonably withheld or delayed, provided that the economic benefits of ownership of the assignor may be transferred or assigned without regards to such written consent subject to the restrictions set forth in the following sentence.  No Transfer of Units shall be effective or recognized by the Partnership if, following such Transfer (i) there would result a termination of the Partnership for federal income tax purposes as provided in Code Section 708(b) and any attempted Transfer in violation hereof shall be ineffective to Transfer any such Units or (ii) either the transferee of Units or the transferor of Units would hold less than the minimum number of Units equivalent to the initial minimum investment set forth in the Prospectus, provided that the restriction set forth in this clause (ii) shall not prevent transfer of all of the then remaining Units held by the transferor.

6.2	Obligations of Transferors of Limited Partner Interests.

(a)          If a Person desires to Transfer a Unit, or an interest therein, pursuant to the provisions of Section 6.1(a), such Person shall be responsible for compliance with all conditions of Transfer imposed by this Agreement and under applicable law and for any expenses incurred by the Partnership for legal or accounting services in connection with reviewing the Transfer or obtaining legal opinions in connection therewith.  Upon the request of the General Partner, a Person desiring to Transfer Units, or any interest therein, shall either cause the Partnership to be provided with, or authorize the Partnership to obtain, an opinion of counsel satisfactory to the General Partner that the proposed Transfer complies with the 1933 Act and all other applicable laws.

(b)          Unless otherwise agreed by the General Partner, no Transfer of a Unit, or any interest therein, other than pursuant to a statutory merger or consolidation of the transferor wherein all duties, responsibilities, liabilities, and obligations of the transferor are assumed by a successor corporation by operation of law, shall relieve the transferor of its obligations under this Agreement.

6.3	Obligations of Transferees of Unit.

(a)          A Person admitted to the Partnership as a Limited Partner pursuant to Section 6.1(c) shall, to the extent of the Units, or interest therein, Transferred to such Person, succeed to all of the rights, powers, and authority of the transferor Limited Partner under this Agreement in the place and stead of such transferor Limited Partner.

(b)          Unless the General Partner expressly agrees otherwise, any Person to whom Units, or an interest therein, is Transferred, whether or not such Person is admitted to the Partnership as a Limited Partner, shall, to the extent of such Units or interest therein, succeed to the duties, responsibilities, liabilities and obligations of the transferor hereunder and be subject to the restrictions to which such transferor is subject hereunder.

6.4           Effect of Non-Complying Transfers.  Any Transfer of Units, or interest therein, that would (i) violate the provisions of this Agreement, (ii) violate any of the Securities Laws or other applicable laws, (iii) cause the termination of the Partnership’s classification as a partnership for federal income tax purposes, (iv) cause the Partnership to be treated as a “publicly traded partnership” within the meaning of Section 7704 of the Code and the Treasury Regulations, or (v) cause the assets of the Partnership to be treated for any purpose of ERISA or Section 4975 of the Code as assets of any “employee benefit plan” as defined in and subject to ERISA or of any plan or account subject to Section 4975 of the Code or would result in a “prohibited transaction” as defined in ERISA or Section 4975 of the Code, shall be wholly null and void and of no legal force or effect and shall not effectuate the Transfer contemplated thereby.  The Partnership shall have the right to obtain injunctive relief (in addition to and not in lieu of any other remedies available to it) in the event of any breach of the provisions of this Article VI.

ARTICLE VII
ALLOCATION OF PROFITS AND LOSSES; ACCOUNTING MATTERS

7.1           Capital Accounts.  A capital account (“Capital Account”) shall be established for each Partner. The initial balance of each Partner’s Capital Account shall be the amount of the Partner’s initial Capital Contribution to the Partnership.  In the event that a Person holds more than one series of Units (or in the event that the General Partner holds both General Partner Units and Units of Limited Partner Interests), for bookkeeping purposes a Partner shall have separate Capital Accounts with respect to each different series of Units held by such Partner.

7.2           Monthly Allocations.  As of the close of business (as determined by the General Partner) on the last day of each calendar month (“Determination Date”) during each Fiscal Year of the Partnership, the following determinations and allocations shall be made:

(a)          The Capital Accounts on the first day of each calendar month shall be credited with any Capital Contributions made by the Partner with respect to the subject series of Units or General Partner Units.

(b)          The Net Assets, before any accrual of fees and expenses for that calendar month, shall be determined, for each series of Units of the Partnership.

(c)          The accrued fees and expenses that are chargeable to all series of Units and the General Partner Units (other than the Incentive Fee) shall be (i) charged against the Capital Account of each Partner in the ratio that the balance of each Partner’s Capital Account bears to the balance of all Capital Accounts, and (ii) charged against the Net Assets of the Partnership.  For the avoidance of doubt, any fees or expenses of the Partnership which are not specifically chargeable only to a certain series of Units pursuant to the respective definitions of the series of Units or other applicable provisions of this Agreement, shall be chargeable to all series of Units and the General Partner Units based on respective Capital Account balances.

(d)          The accrued fees and expenses which are chargeable only against certain series of Units shall be (i) charged, on a separate series-by-series basis as applicable, against the Capital Account of each Partner with respect to the series of Units bearing the particular fees and expenses (“Subject Series Capital Accounts”) in the ratio that the balance of each Partner’s Subject Series Capital Account bears to the balance of all Subject Series Capital Accounts, and (ii) charged against the Net Assets of the Partnership.

(e)          As applicable, the accrued Incentive Fee (if any) shall be (i) charged against the Capital Accounts of each Partner in the ratio that the balance of each Partner’s Capital Account bears to the balance of all Capital Accounts, and (ii) charged against the Net Assets of the Partnership.

(f)          Any decrease or increase in Net Assets (since the immediately preceding Determination Date) (after the adjustments in subparagraphs (b), (c), (d) and (e) above) shall be credited or charged to the Capital Accounts of each Partner in the ratio that the balance of each Capital Account bears to the balance of all Capital Accounts.

(g)          The amount of any distribution to a Partner, any amount paid to a Partner on redemption of Units, and any amount paid to a Partner upon withdrawal of its interest in the Partnership shall be charged to such Partner’s Capital Account.

7.3           Allocation of Profit and Loss for Federal Income Tax Purposes.  As of the end of each Fiscal Year of the Partnership (or such other period as required by the Code), the Partnership’s recognized profit or loss shall be allocated among the Partners pursuant to the following subparagraphs for federal income tax purposes. Such allocations of profit and loss will be pro rata from net capital gain or loss and net operating income or loss realized by the Partnership. For United States federal income tax purposes, a distinction will be made between net short-term gain or loss and net long-term gain or loss.

(a)          Subject to Section 7.3(c), items of ordinary income shall be allocated pro rata among the Partners based on their respective Capital Accounts as of the end of each month in which the items of ordinary income accrued.

(b)          Items of fees charges, commissions and other expenses shall be allocated among the applicable Partners consistent with the allocation of the items to such Partners pursuant to Section 7.2 (in connection with the determination of Net Asset Value).

(c)          Net recognized gain or loss from the Partnership’s trading activities shall be allocated as follows (with any allocation of recognized gain or loss consisting of pro rata shares of capital or ordinary gain or loss):

(i)            For the purpose of allocating the Partnership’s net recognized gain or loss among the Partners, there shall be established an allocation account with respect to each outstanding Unit. The initial balance of each allocation account shall be the amount paid by the Partner to the Partnership for the Unit. Allocation accounts shall be adjusted as of the end of each Fiscal Year (or such other period) and as of the date a Partner completely redeems his Units as follows:

(A)	Each allocation account shall be increased by the amount of income allocated to the holder of the Unit pursuant to Section 7.3(a) and Section 7.3(c)(ii).

(B)
Each allocation account shall be decreased by the amount of expense or loss allocated to the holder of the Unit pursuant to Section 7.3(b) and Section 7.3(c)(iii) and by the amount of any distribution the holder of the Unit has received with respect to the Unit (other than on redemption of the Unit).

(C)	When a Unit is redeemed, the allocation account with respect to such Unit shall be eliminated.

(ii)           Net recognized gain shall be allocated among all Partners whose Capital Accounts are in excess of their Units’ allocation accounts in the ratio that each such Partner’s excess bears to all such Partners’ excesses. In the event that gain to be allocated pursuant to this Section 7.3(c)(ii) is greater than the excess of all such Partners’ Capital Accounts over all such allocation accounts, the excess will be allocated among all Partners in the ratio that each Partner’s Capital Account bears to all Partners’ Capital Accounts.

(iii)          Net recognized loss shall be allocated among all Partners whose Units’ allocation accounts are in excess of their Capital Accounts in the ratio that each such Partner’s excess bears to all such Partners’ excesses. In the event that loss to be allocated pursuant to this Section 7.3(c)(iii) is greater than the excess of all such allocation accounts over all such Partners’ Capital Accounts, the excess loss will be allocated among all Partners in the ratio that each Partner’s Capital Account bears to all Partners’ Capital Accounts.

(d)          The tax allocations prescribed by this Section 7.3 shall be made to each holder of a Unit whether or not the holder is a substituted Limited Partner. In the event that a Unit has been transferred or assigned pursuant to Section 6.1(a), the allocations prescribed by this Section 7.3(d) shall be made with respect to such Unit without regard to the transfer or assignment, except that in the year of transfer or assignment the allocations prescribed by this Section 7.3 shall be divided between the transferor or assignor and the transferee or assignee based on the number of months each held the transferred or assigned Unit. For purposes of this Section 7.3, tax allocations shall be made to the General Partner’s Units on a Unit-equivalent basis.

(e)          The allocation of profit and loss for federal income tax purposes set forth herein is intended to allocate taxable profits and loss among Partners generally in the ratio and to the extent that net profit and net loss are allocated to such Partners under Section 7.2 hereof so as to eliminate, to the extent possible, any disparity between a Partner’s Capital Account and his allocation account with respect to each Unit then outstanding, consistent with the principles set forth in Section 704 of the Code and the Treasury Regulations promulgated thereunder.

7.4	Net Asset Value.

(a)          The Partnership’s “Net Assets” shall mean the total assets of the Partnership (including without limitation all cash and cash equivalents (valued at cost), any unrealized profits and losses, accrued interest and amortization of original issue discount, and the market value of all open Commodities Interests positions and other assets of the Partnership), minus the total liabilities of the Partnership (including without limitation one-half of the brokerage commissions that would be payable with respect to the closing of each of the Partnership’s open Commodities Interests positions (if charged on a “roundturn” basis), or brokerage fees (if charged on a “flat rate” basis), fees and expenses (including accrued Incentive Fee although such accrual might not become payable), determined in accordance with generally accepted accounting principles consistently applied under the accrual basis of accounting. Unless generally accepted accounting principles require otherwise, the market value of a Commodities Interest traded on a United States exchange shall be determined using the settlement price on the exchange on which the particular Commodities Interest was traded by the Partnership on the day with respect to which Net Assets are being determined; provided, however, that if a Commodities Interest could not have been liquidated on such day due to the operation of daily limits or other rules of the exchange upon which that Commodities Interest is traded or otherwise, the settlement price on the first subsequent day on which the Commodities Interest could have been liquidated will be the market value of the Commodities Interest for such day. The market value of a forward contract or a Commodities Interest traded on a foreign exchange or off an exchange shall mean its market value as determined by the General Partner on a basis consistently applied for each different variety of forward contract or Commodities Interest.

(b)          The “Net Asset Value” of a Unit in a particular series refers to the Net Assets allocated to Capital Accounts with respect to such series (the aggregate Capital Account balances with respect to the series of Units) divided by the aggregate number of outstanding Units of such series.  The “Net Asset Value” of a General Partner Unit refers to the Net Assets allocated to the General Partner Units (the aggregate Capital Account balances with respect to the General Partner Units) divided by the aggregate number of outstanding General Partner Units.

7.5           Interest on Assets.  The Partnership shall deposit all of its assets with such futures commission merchant(s) and cash management broker(s) as the Partnership shall utilize from time to time, and such assets shall be used by the Partnership to engage in futures interests trading.  Such assets shall be invested in securities permitted by the CFTC for investment of customer funds or held in non-interest bearing accounts and will earn or be credited with income as set forth in the Prospectus or as otherwise set forth in a notice to Limited Partners.

ARTICLE VIII
REDEMPTIONS, DISTRIBUTIONS AND WITHDRAWALS

8.1           Redemptions.

(a)          Redemptions may be made by a Limited Partner as of the last Business Day of any month (each, a “Redemption Date”), at the applicable Net Asset Value per Unit (or portion thereof) on the Redemption Date, on five (5) Business Days’ prior written notice to the General Partner.  Partial redemptions must be for at least $1,000, unless such requirement is waived by the General Partner in its sole discretion.  In addition, a Limited Partner, if making a partial redemption, must maintain at least $10,000 or its original investment amount, whichever is less, in the Partnership, unless such requirement is waived by the General Partner in its sole discretion.  In the event that any Units are redeemed prior to the end of a calendar quarter, the Trading Advisor shall be entitled to an Incentive Fee (as applicable), payable on a quarterly basis, regarding the redeemed Units to the extent of any accrued Incentive Fee allocable to the redeemed Units as of the Redemption Date.

(b)          The Partnership will pay redemption proceeds as soon as practicable after the Redemption Date, generally within thirty (30) days after the Redemption Date.  Partner redemptions will be accounted for on a first in first out basis unless such requirement is waived by the General Partner.  The Partnership may delay payment of the redemption proceeds if special circumstances require, including without limitation (i) a market emergency that prevents the liquidation of commodity positions, (ii) a delay or default in payment to the Partnership by the futures commission merchants, cash management brokers or a bank, or (iii) if payment is restricted pursuant to the Delaware Act.  Limited Partners shall be notified within ten (10) days after the Redemption Date if any redemption cannot be honored under the terms hereof and their requests thereafter will be honored at the first available opportunity on a pro-rata basis.  The Partnership may deny a redemption request if, in the General Partner’s sole discretion, such a redemption request would violate any applicable law, regulation or rule to which the Partnership may be subject.

(c)          Series A Units will pay a Redemption Fee, as applicable, unless such Redemption Fee is waived by the General Partner in its sole discretion.

(d)          Upon redemption, a Partner (or any assignee thereof) will receive an amount equal to the applicable Net Asset Value per Unit of the redeemed portion of its Units as of the Redemption Date, minus any amount which is owed by such Partner (and its assignee, if any) to the General Partner as provided below in this Section 8.1(d) or to the Partnership.  If, pursuant to applicable law, the Partnership has been required to withhold tax on certain income of the Partnership allocable to a Limited Partner (or an assignee thereof) and the General Partner (in its sole discretion) has paid out of its own funds such tax, upon redemption of Units by such Limited Partner (or assignee) all amounts of such taxes may be deducted from the Net Asset Value of such Units and reimbursed to the General Partner.  In addition, upon redemption of Units, all amounts which are owed to the Partnership by the Limited Partner to whom such Units were issued as well as all amounts which are owed by all assignees of such Units will be deducted from the redemption proceeds payable to such redeeming Limited Partner including without limitation any payment that might be owing pursuant to Section 5.2(g).

(e)          Subject to Section 5.1, the General Partner may redeem any portion of the General Partner Units and make related withdrawals from the General Partner’s Capital Account on any Redemption Date.  The General Partner’s right to redeem its General Partner Units is not senior to any Series of Units and will be on the same terms as the Limited Partners as provided under this Article 8.

8.2           Distributions.  Distributions to Limited Partners may be payable at the sole discretion of the General Partner.  Any such distributions will be payable to the Limited Partners in proportion to their respective Capital Account balances.

8.3           Trading Suspension Redemption Right.  If the Partnership’s Net Assets at any time during a Fiscal Year decline to 50% or less than its Net Assets at the start of such Fiscal Year or at the start of the most recent month, disregarding subscriptions and redemptions, the Partnership will liquidate its positions as promptly as practical and suspend trading.  The General Partner will promptly notify the Limited Partners within seven (7) days regarding such decline in the Partnership’s Net Assets and the resulting trading suspension, which notice (“Special Redemption Notice”) will specify the related redemption exercise period and effective redemption date as determined by the General Partner.  Any Limited Partner may elect to fully redeem its Units in accordance with this Section 8.3 and the Special Redemption Notice, and will not be subject to the Redemption Fee, if any, provided that any such redemption will be subject to the redemption limitations and restrictions under Section 8.1(b) and any deductions under Section 8.1(d) as applicable.

8.4           Voluntary Withdrawal of a General Partner.  The General Partner shall not voluntarily withdraw from the Partnership unless it shall have given the Limited Partners at least one-hundred twenty (120) days’ prior Notification of the General Partner’s intention to withdraw.  If the Limited Partners elect to continue the Partnership, the withdrawing General Partner shall pay all Partnership expenses incurred as a result of its withdrawal.

8.5           Required Withdrawal of a General Partner.  The General Partner shall be subject to removal and replacement upon (x) the affirmative vote of a Majority of Disinterested Limited Partners (in person or by  proxy), or (y)  the written consent of holders of a Majority of Disinterested Limited Partners.

8.6           Payment to Withdrawing General Partner.  A withdrawing General Partner’s (“Withdrawing General Partner”) entire General Partner Units and General Partner Interest shall be fully redeemed and cancelled as of the applicable withdrawal date (“GP Withdrawal Date”), which shall be at month-end, and as of the GP Withdrawal Date the Withdrawing General Partner shall no longer have any rights as a General Partner irrespective of a redemption payment occurring after the GP Withdrawal Date.  Subject to redemption limitations and restrictions under Section 8.1(b), the Partnership shall pay to the Withdrawing General Partner as soon as reasonably practicable the balance of the Withdrawing General Partner’s Capital Account measured as of the month-end immediately succeeding the GP Withdrawal Date (if the GP Withdrawal Date does not occur as of a month-end).  Furthermore, as soon as practicable the Partnership shall pay all pro rata accrued fees and expenses owing to the Withdrawing General Partner through the GP Withdrawal Date, including without limitation the accrued General Partner Fee. Any withdrawal by a Person as General Partner shall not terminate nor otherwise affect its right to any fees with respect to such Person or its Affiliates serving as a selling agent.

8.7	Required Withdrawal of a Limited Partner.

(a)          The General Partner may require a Limited Partner to withdraw from the Partnership in the event that the General Partner, in its sole discretion, considers the withdrawal of the Limited Partner as being in the best interest of the Partnership, including without limitation a required withdrawal (i) in efforts to avoid the Partnership’s asset being subject to ERISA, (ii) because the continued participation of a Person as a Limited Partner will have adverse regulatory or tax consequences to the Partnership or other Partners or (iii) necessary to comply with any applicable government or self regulatory agency regulations.  If such mandatory withdrawal involves less than the full redemption of more than one Limited Partner, such redemptions will be conducted on a pro rata basis.

(b)          The General Partner’s Notification to such Limited Partner (“Withdrawing Limited Partner”) shall specify a withdrawal date (“LP Withdrawal Date”) and the reason for the required withdrawal.  The Withdrawing Limited Partner’s entire Units and Limited Partner Interest shall be fully redeemed and cancelled as of the LP Withdrawal Date, and as of the LP Withdrawal Date the Withdrawing Limited Partner shall no longer have any rights as a Limited Partner irrespective of the redemption payment occurring after the LP Withdrawal Date.  Subject to redemption limitations and restrictions under Section 8.1(b) and deduction from distributions under Section 8.1(d) as applicable, the Partnership shall pay to the Withdrawing Limited Partner as soon as reasonably practicable the balance of the Withdrawing Limited Partner’s Capital Account measured as of the month-end immediately succeeding the LP Withdrawal Date (if the LP Withdrawal Date does not occur as of a month-end).

ARTICLE IX
BOOKS AND RECORDS

9.1           Maintenance.  The General Partner shall keep at the principal office of the Partnership such books and records relating to the business of the Partnership as the General Partner considers necessary or advisable, or as required by the CEAct and the CFTC’s rules and regulations or other applicable laws.  The General Partner will maintain and preserve the books and records of the Partnership for at least six years.

9.2           Inspection.  During the Partnership’s regular business hours, the books and records of the Partnership will be available for inspection and copying (upon payment of reasonable reproduction and mailing costs) by Limited Partners or their representatives for any purposes reasonably related to a Limited Partnership’s interest as an owner of Units.

ARTICLE X
AUDITS; REPORTS TO LIMITED PARTNERS

10.1         Audit.  The Partnership’s books shall be audited annually by an independent certified public accounting firm selected by the General Partner in its sole discretion.

10.2         Financial and Other Reports.

(a)          The General Partner shall cause to be delivered to each Partner (or shall make available electronically to Partners upon their written authorization):  (i) as soon as reasonably practicable after each Fiscal Year, but within ninety (90) days after the end of each Fiscal Year, an annual report containing audited financial statements  of the Partnership for the preceding Fiscal Year prepared in accordance with generally accepted accounting principles and accompanied by a report of the accounting firm which audited such statements, and such other information as the CFTC and NFA may require; (ii) as soon as practicable after the close of each calendar month, such financial and other information with respect to the Partnership as the CFTC and NFA from time to time may require in monthly reports; and (iii) such other information as the Partnership may be required to deliver to Limited Partners under applicable laws or which the General Partner considers advisable to deliver to Limited Partners.  Those Limited Partners who execute the Consent to Electronic Delivery of Periodic Reports contained in the Partnership’s Subscription Agreement shall receive an e-mail notification of where to access the report or an electronic version of such report.  Those Limited Partners who do not execute the Consent to Electronic Delivery of Period Reports shall be sent a paper copy of any such report.

(b)          No material change in the Brokerage Expenses shall become effective without prior Notification to all Limited Partners within sufficient time for the exercise of their redemption rights.

(c)          The General Partner shall notify the Limited Partners of (i) changes to the Trading Advisory Agreement which the General Partner believes to be material, (ii) material changes in Brokerage Expenses or other fees paid by the Partnership or (iii) material changes in the basic investment policies or structure of the Partnership, prior to any such change. Such Notification shall set forth the Limited Partners' voting and redemption rights, as well as a description of any material effects resulting from such changes. The General Partner, not the Partnership, shall pay the cost of any Notification delivered pursuant to this paragraph.

10.3	Tax Return Information.

(a)          As soon as reasonably practicable after each Fiscal Year, but within ninety (90) days after the end of each Fiscal Year, the General Partner shall cause to be delivered to each Person who was a Partner at any time during the preceding Fiscal Year such tax information and schedules as shall be necessary for the preparation by such Person of its federal income tax return regarding the preceding Fiscal Year.

(b)          Each Limited Partner agrees in respect of any Fiscal Year in which such Limited Partner had an investment in the Partnership that, unless otherwise agreed by the General Partner, such Limited Partner shall not: (i) treat, on its individual tax returns, any item of income, gain, loss, deduction, or credit relating to such investment in a manner inconsistent with the treatment of such item by the Partnership, as reflected on the Schedule K-1 or other information statement furnished by the Partnership to such Partner; or (ii) file any claim for refund relating to any such item based on, or which would result in, any such inconsistent treatment.

ARTICLE XI
SPECIAL POWER OF ATTORNEY

11.1         Appointment and Powers.  Each Limited Partner constitutes and appoints the General Partner, the Liquidator, and authorized officers and attorneys in fact of each, and each of those acting singly, in each case with full power of substitution, as its true and lawful agent and attorney in fact, with full power and authority in its name, place, and stead to:  execute, swear to, acknowledge, deliver, publish, and file and record in the appropriate public offices: (i) all certificates, instruments, and other documents (including this Agreement and the Certificate and all amendments and/or restatements thereof) that the General Partner or the Liquidator shall reasonably determine to be necessary, appropriate, advisable, or convenient to effect the formation of the Partnership and to carry on the businesses, purposes, and activities for which the Partnership was formed (including such certificates, instruments, or other documents, and such amendments thereto, as the General Partner or the Liquidator shall reasonably determine to be necessary, appropriate, advisable, or convenient to comply with the requirements for the operation of the Partnership as a limited partnership under the Delaware Act and the qualification of the Partnership to do business in any jurisdiction in which the Partnership owns property or conducts business); (ii) all certificates, instruments, or other documents that the General Partner or the Liquidator shall reasonably determine to be necessary, appropriate, advisable, or convenient to reflect any amendment of this Agreement or the Certificate effected in accordance with the provisions hereof; (iii) all conveyances and other certificates, instruments, and other documents that the General Partner or the Liquidator shall reasonably determine to be necessary, appropriate, advisable, or convenient to reflect the dissolution and winding up of the Partnership pursuant to the provisions of this Agreement and the Delaware Act, including a certificate of cancellation of the Certificate; and (iv) all certificates, instruments, and other documents relating to the admission, withdrawal, removal, or substitution of any Partner pursuant to the provisions of this Agreement or the Capital Contribution by any Partner.

11.2         Irrevocable.  The foregoing appointment is irrevocable and shall be deemed to be a power coupled with an interest, in recognition of the fact that the Limited Partners will be relying upon the power of the General Partner or the Liquidator, as the case may be, to act as contemplated by this Agreement in any filing or other action by it on behalf of the Partnership, and it shall survive the Transfer of a Limited Partner Interest, or any interest therein, and shall extend to the successors of each transferring Limited Partner.

ARTICLE XII
EXCULPATION AND INDEMNIFICATION

12.1	Exculpation.

(a)          A General Partner Party shall not be liable to the Partnership or the Limited Partners in connection with any act or omission by the General Partner Party relating to the Partnership or offering of the Units except to the extent that (i) such act or omission by the General Partner Party constitutes negligence or misconduct, or (ii) such act or omission of the General Partner Party was not done in good faith in a manner reasonably believed to be in the best interest of the Partnership.

(b)          Each General Partner Party shall be fully protected in relying in good faith upon the books and records of the Partnership and upon such information, opinions, reports, or statements presented to the Partnership by any of its Partners, officers or agents (including legal counsel, accountants, auditors, appraisers, investment bankers, and other independent experts) as to matters such General Partner Party reasonably believes are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Partnership, including information, opinions, reports, or statements as to the value and amount of the assets, liabilities, profits, or losses of the Partnership or any other facts pertinent to the existence and amount of assets from which distributions to Partners might properly be made.

(c)          Notwithstanding the foregoing, no exculpation of a General Partner Party shall be permitted hereunder to the extent such exculpation would be inconsistent with the requirements of the Securities Laws or other applicable laws.

12.2	Indemnification.

(a)          The Partnership shall indemnify each General Partner Party (each, for the purposes of this Article XII, an "Indemnitee") from and against any and all Losses in connection with acts or omissions relating to the Partnership or offering of the Units, provided that the following conditions are satisfied: (i) the General Partner has determined, in good faith, that the course of conduct which caused the loss or liability was in the best interests of the Partnership, (ii) the General Partner was acting on behalf of or performing services for the Partnership, (iii) such liability or loss was not the result of negligence or misconduct by the General Partner, and (iv) such indemnification is recoverable only out of the Partnership’s assets and not from the Limited Partners.  The termination of any action, proceeding, or claim by judgment, order, or settlement does not, of itself, create a presumption that the Indemnitee did not meet the standard of conduct set forth in this Section 12.2(a).

(b)          In no event shall the General Partner or any of the selling agents receive indemnification from the Partnership arising out of alleged violations of federal or state securities laws unless the following conditions are satisfied; (i) there has been a successful adjudication on the merits of each count involving alleged securities law violations, or (ii) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction, or (iii) a court of competent jurisdiction approves a settlement of the claims and finds that indemnification of the settlement and related costs should be made, and (iv) in the case of subparagraph (iii), the court considering the request has been advised of the position of the SEC and the states in which Units were offered and sold as to indemnification for violations of securities laws; provided that the court need only be advised and consider the positions of the securities regulatory authorities in those states in which plaintiffs claim they were offered or sold Units.

(c)          Reasonable expenses incurred by an Indemnitee who is a party or witness in a proceeding shall be paid or reimbursed by the Partnership in advance of the final disposition of the proceeding if and to the extent that (i) the legal action relates to acts or omissions with respect to the performance of duties or services on behalf of the Partnership, (ii) the legal action is initiated by a party who is not a Limited Partner, or if by a Limited Partner, then a court of competent jurisdiction specifically approves such advancement, and (iii) the General Partner shall agree to reimburse the Partnership, together with the applicable legal rate of interest thereon, in the event indemnification is not permitted under this Section 12.2 upon final disposition.

(d)         The indemnification provided by this Section 12.2 shall continue as to a General Partner Party who has ceased to serve in such capacity and shall also be for the benefit of such General Partner Party’s successors, but shall not be deemed to create any rights for the benefit of any other Persons; provided, however, that this Section 12.2(d) shall not be construed to entitle any Indemnitee to receive any amount under the provisions of this Article XII in respect of any Losses paid or incurred by such Indemnitee to the extent that, after giving effect to the receipt of such amount and the receipt by such Indemnitee of any other payments in respect of such Losses, from whatever source or sources, such Indemnitee shall have recovered an aggregate amount in excess of such Losses.

(e)          Notwithstanding the foregoing, no indemnification of a General Partner Party shall be permitted hereunder to the extent such indemnification would be inconsistent with the requirements of the Securities Laws or any other applicable law.

(f)          An Indemnitee shall not be denied indemnification in whole or in part under this Section 12.2 solely because the Indemnitee had an interest in the transaction with respect to which the indemnification applies.

(g)         The General Partner may cause the Partnership to purchase liability insurance covering the General Partner Parties relating to the Partnership or offering of the Units, provided that the Partnership shall not incur the cost of that portion of liability insurance which insures the General Partner Parties for any liability regarding which the General Partner Parties are prohibited from being indemnified, and the Partnership shall not purchase liability insurance to the extent inconsistent with any applicable NASAA Guidelines.

12.3         Notification of Claims.  If a General Partner Party believes that it is entitled to indemnification under this Article XII, such General Partner Party shall promptly give Notification to the Partnership describing such claim for indemnification, the amount thereof, if known, and the method of computation, all with reasonable particularity and containing a reference to the provisions of this Agreement in respect of which such claim shall have occurred; provided, however, that the omission by such General Partner Party to give Notification as provided herein shall not relieve the Partnership of its indemnification obligation under this Article XII except to the extent that the Partnership is materially damaged as a result of such failure to give Notification.  Any General Partner Party entitled to indemnification hereunder shall use its reasonable best efforts to minimize the amount of any claim for indemnification hereunder.

12.4         Third Party Claims.  In the event of any claim for indemnification hereunder resulting from or in connection with any claim or legal proceeding by a third party, the Indemnitee or Indemnitees claiming such indemnification shall give Notification thereof to the Partnership not later than twenty (20) Business Days prior to the time any response to the asserted claim is required, if possible, and in any event within fifteen (15) Business Days following the date such Indemnitee has actual knowledge thereof; provided, however, that the omission by such Indemnitee or Indemnitees to give Notification as provided herein shall not relieve the Partnership of its indemnification obligation under this Article XII except to the extent that the Partnership is materially damaged as a result of such failure to give Notification.  In the event of any such claim for indemnification by an Indemnitee or Indemnitees resulting from or in connection with a claim or legal proceeding by a third party, the Partnership may, at its sole cost and expense, assume the defense thereof; provided, however, that counsel for the Partnership, who shall conduct the defense of such claim or legal proceeding, shall be reasonably satisfactory to such Indemnitee or Indemnitees; and provided, further, that if the defendants in any such actions include both such Indemnitee or Indemnitees and the Partnership and such Indemnitee or Indemnitees shall have reasonably concluded that there may be legal defenses or rights available to it or them which have not been waived and are in actual or potential conflict with those available to the Partnership, such Indemnitee or Indemnitees shall have the right to select one law firm reasonably acceptable to the Partnership to act as separate counsel, on behalf of such Indemnitee or Indemnitees, at the expense of the Partnership.  Unless such Indemnitee or Indemnitees are represented by separate counsel pursuant to the second proviso of the immediately preceding sentence, if the Partnership assumes the defense of any such claim or legal proceeding, it shall not consent to entry of any judgment, or enter into any settlement, that (i) is not subject to indemnification in accordance with the provisions in this Article XII, (ii) provides for injunctive or other non-monetary relief affecting such Indemnitee or Indemnitees, or (iii) does not include as an unconditional term thereof the giving by each claimant or plaintiff to such Indemnitee or Indemnitees of a release from all liability with respect to such claim or legal proceeding, without the prior written consent of such Indemnitee or Indemnitees (which consent, in the case of clauses (ii) and (iii), shall not be unreasonably withheld or delayed); and provided, further, that, unless such Indemnitee or Indemnitees is or are represented by separate counsel pursuant to the second proviso of the immediately preceding sentence, such Indemnitee or Indemnitees may, at its or their own expense, participate in any such proceeding with the counsel of their choice.  So long as the Partnership is in good faith defending such claim or proceeding, such Indemnitee or Indemnitees shall not compromise or settle such claim or proceeding without the prior written consent of the Partnership, which consent shall not be unreasonably withheld or delayed.  If the Partnership does not assume the defense of any such claim or litigation in accordance with the provisions hereof, such Indemnitee or Indemnitees may defend against such claim or litigation in such manner as it or they may deem appropriate, including settling such claim or litigation (after giving prior Notification of the same to the Partnership and obtaining the prior written consent of the Partnership, which consent shall not be unreasonably withheld or delayed) on such terms and subject to such conditions as such Indemnitee or Indemnitees may deem appropriate, and the Partnership will promptly indemnify such Indemnitee or Indemnitees in accordance with the provisions of this Article XII.

ARTICLE XIII
AMENDMENT; CONSENTS FOR OTHER PURPOSES

13.1         Amendments Not Requiring Consent of Limited Partners.  Subject to the provisions of Section 13.4:

(a)          The General Partner, without obtaining the authorization or approval of any Limited Partner and without giving prior Notification to any Limited Partner, may amend this Agreement at any time and from time to time, whether by changing any one or more of the provisions hereof, removing any one or more provisions herefrom, or adding one or more provisions hereto, to the extent necessary, in the reasonable judgment of the General Partner, to:

(i)           cause the provisions of Article VII to comply with the provisions of Section 704 of the Code and the Treasury Regulations thereunder;

(ii)           otherwise cause the provisions of this Agreement to comply with any requirement, condition, or guideline contained in any order, directive, opinion, ruling, or regulation of a federal or state agency or contained in federal or state law;

(iii)          ensure the Partnership’s continuing classification as a partnership for federal income tax purposes;

(iv)          prevent the Partnership from being treated as a “publicly traded partnership” within the meaning of Section 7704 of the Code and the Treasury Regulations;

(v)           take such actions as may be necessary or appropriate to avoid the assets of the Partnership being treated for any purpose of ERISA or Section 4975 of the Code as assets of any “employee benefit plan” as defined in and subject to ERISA or of any plan or account subject to Section 4975 of the Code (or any corresponding provisions of succeeding law) or to avoid the Partnership’s engaging in a prohibited transaction as defined in Section 406 of ERISA or Section 4975(c) of the Code;

(vi)          prevent any “prohibited transaction” (within the meaning of Section 406 of ERISA or Section 4975(c) of the Code) from occurring;

(vii)          add to the obligations of the General Partner for the benefit of the Partnership or the Limited Partners;

(viii)        reflect the admission, substitution, termination, or withdrawal of Partners after the date hereof in accordance with the provisions of this Agreement;

(ix)           reflect the authorization of additional series of Units by the General Partner, with such series being offered at such terms and conditions as determined by the General Partner in its sole discretion, provided, however, that such terms and conditions shall not, in the General Partner’s reasonable judgment, be reasonably expected to have a material adverse affect on the Partnership or any Limited Partner, including, but not limited to, diluting the income or effecting the voting rights of Limited Partners holding any series of Units then offered;

(x)           cure any ambiguity in this Agreement or correct any provision in this Agreement that is manifestly incorrect; or

(xi)           provide that any one or more Additional General Partners may possess and exercise any one or more of the rights, powers, and authority of a general partner hereunder.

(b)           Upon giving Notification to the Limited Partners, but without obtaining the authorization or approval of any Limited Partner, the General Partner may amend this Agreement at any time and from time to time, whether by changing any one or more of the provisions hereof, removing any one or more provisions herefrom, or adding one or more provisions hereto, for such purpose or purposes as the General Partner may deem necessary, appropriate, advisable, or convenient, provided that, in the General Partner’s reasonable judgment, such amendment could not reasonably be expected to (i) have a material adverse effect on the Partnership or any Limited Partner or (ii) conflict with applicable laws or regulatory requirements.

13.2         Amendment Requiring Consent of the Partnership.  Subject to the provisions of Section 13.4, the General Partner may amend this Agreement at any time and from time to time, whether by changing any one or more of the provisions hereof, removing any one or more provisions herefrom, or adding one or more provisions hereto, in a manner that materially adversely affects or could reasonably be expected to have a material adverse affect on the Partnership or the Limited Partners; provided, however, that the General Partner may not make any such Amendment without (i) giving Notification to the Limited Partners, at least thirty (30) days prior to the implementation of such amendment, setting forth all material facts relating to such amendment and (ii) obtaining the consent of a Majority of Disinterested Limited Partners to such amendment prior to the implementation thereof.

13.3         Waiver.  The  General Partner has general authority to waive the provisions of this Agreement, provided that any such waiver will not, in the good faith judgment of the General Partner, have a material adverse effect on the Partnership or the Limited Partners.  Whenever in this Agreement it is provided that a waiver will be permitted provided that such waiver does not have a material adverse effect on the Partnership and/or the other Limited Partners, this standard shall be satisfied by the General Partner’s good faith judgment that such waiver meets such standard.

13.4         Certain Amendments Requiring Consent of Affected Limited Partners.  Notwithstanding any other provision of this Article XIII, this Agreement may not be amended so as to:  (i) modify the limited liability of a Limited Partner without the consent of such Limited Partner; (ii) materially reduce the participation of a Limited Partner in allocations made to such Limited Partner’s Capital Account without the consent of such Limited Partner; (iii) materially change in a more restrictive manner the redemption rights of a Limited Partner without the consent of such Limited Partner; or (iv) modify the fees and expenses which are allocated to certain Units as provided herein without the consent of all Limited Partners adversely affected by such modification.

13.5	Amendments of Certificate.

(a)          The General Partner shall cause the Certificate to be amended and/or restated at such time or times, to such extent and in such manner as may be required by the Delaware Act.

(b)          The General Partner may cause the Certificate to be amended and/or restated in accordance with the principles set forth in Sections 13.1, 13.2 and 13.4, and any such amendment and/or restatement shall be effective immediately upon the filing of a certificate of amendment in the office of the Secretary of State of the State of Delaware or upon such future date as may be stated therein.

ARTICLE XIV
DISSOLUTION AND WINDING UP

14.1         Events Causing Dissolution.  The Partnership shall be dissolved upon the first to occur of the following events, and, except as otherwise required by the Delaware Act or other applicable law, no other event shall cause the dissolution of the Partnership:

(i)          The occurrence of any event which would make unlawful the continued existence of the Partnership;

(ii)          In the event of the suspension, revocation or termination of the General Partner’s registration as a commodity pool operator, or membership as a commodity pool operator with the NFA (if, in either case, such registration is required at such time unless at the time there is at least one remaining general partner whose registration or membership has not been suspended, revoked or terminated).  However, in this event, the Limited Partners may remove the General Partner and appoint a new General Partner;

(iii)         The withdrawal, insolvency, Bankruptcy, dissolution, termination, or legal incapacity of the General Partner (“GP Disabling Event”) if there is no remaining General Partner, unless within ninety (90) days after the date of the GP Disabling Event, Limited Partners holding more than 50% of the Limited Partner Percentages elect a successor general partner effective as of the date of the GP Disabling Event;

(iv)         The Partnership becomes insolvent or Bankruptcy of the Partnership;

(v)          A Majority of Disinterested Limited Partners vote to dissolve the Partnership;

(vi)         A decline in the Net Asset Value of a Unit as of the end of any month to or below $35; or

(vii)        The Partnership is required to be registered as an investment company under the 1940 Act.

14.2         Winding Up.  If the Partnership is dissolved pursuant to Section 14.1, it shall be wound up as soon as reasonably practicable thereafter in the manner set forth below.

(a)          The winding up of the Partnership shall be carried out by a liquidator (the “Liquidator”).  The Liquidator of the Partnership shall be the General Partner or a Person selected by the General Partner.  The Liquidator shall be considered an Indemnitee for purposes of Article XII.

(b)          In winding up the Partnership, the Liquidator shall possess full, complete, and exclusive right, power, and authority, in the name of and for and on behalf of the Partnership to do or take any one or more of the following things or actions, without affecting the liability of Partners and without imposing liability on the Liquidator (and shall, to the extent required by the Delaware Act or otherwise required by law, do or take the following things or actions):

(i)           prosecute and defend suits, whether civil, criminal, administrative, or investigative, and other claims, actions, or proceedings;

(ii)          collect Partnership Properties, including debts, liabilities, and obligations owed to the Partnership;

(iii)         gradually settle and close the business and affairs of the Partnership;

(iv)          sell, retire, or otherwise dispose of and convey Partnership Properties, and in connection therewith determine the timing, manner, and terms of any such sale, retirement, or other disposition, having due regard for the activity and condition of the relevant market and general financial and economic conditions;

(v)           exercise all of the rights, powers, and authority conferred upon the General Partner under the provisions of this Agreement to the extent necessary, appropriate, advisable, or convenient in the Liquidator’s reasonable judgment to perform its duties, responsibilities, and obligations under this Article XVII (it being understood and agreed that the exercise of any one or more of such rights, powers, or authority shall not result in the Liquidator being deemed to be a general partner of the Partnership);

(vi)           pay, out of the proceeds of the sale, retirement, or other disposition of Partnership Properties, all reasonable selling costs and other expenses (including the compensation of the Liquidator as provided in Section 14.3) incurred in connection with the winding up of the Partnership;

(vii)          (A) pay or make reasonable provision to pay all claims and obligations, including all contingent, conditional, or unmatured contractual claims, known to the Partnership; (B) make such provision as will be reasonably likely to be sufficient to provide compensation for any claim against the Partnership which is the subject of a pending action, suit, or proceeding to which the Partnership is a party; and (C) make such provision as will be reasonably likely to be sufficient to provide compensation for claims that have not been made known to the Partnership or that have not arisen but that, based on facts known to the Partnership, are likely to arise or to become known to the Partnership within ten (10) years after the date of dissolution or termination (any claims or obligations for which provision is so made by the Liquidator being referred to herein as “Liquidation Reserves”);

(viii)        distribute assets to creditors of the Partnership in accordance with the provisions of Section 14.4(a)(i);

(ix)          distribute any remaining assets to Partners and former Partners in accordance with the provisions of Sections 14.4(a)(ii) and (iii); and

(x)           prepare, execute, swear to, acknowledge, deliver, publish, and file and record in the appropriate public offices, such certificates (including a certificate of cancellation under the Delaware Act), instruments, and other documents (including tax returns) that in the Liquidator’s reasonable judgment are necessary, appropriate, advisable, or convenient under any applicable law, to effect the winding up of the Partnership.

14.3         Compensation of Liquidator.  The Liquidator shall be entitled to receive reasonable compensation from the Partnership, but only from the Partnership’s assets, for its services as liquidator.

14.4         Distribution of Property and Proceeds of Sale Thereof.

(a)          Upon completion of all desired sales, retirements, and other dispositions of Partnership Property on behalf of the Partnership, the Liquidator shall, in accordance with the provisions of Section 17-804(a) of the Delaware Act, distribute the proceeds of such sales, retirements, and dispositions, and any Partnership Property that is to be distributed in kind, in the following order of priority:

(i)            to pay or make reasonable provision for the payment (through the Liquidation Reserves) of the debts, liabilities, and obligations of the Partnership to creditors of the Partnership, including, to the extent permitted by applicable law, Partners and former Partners who are creditors of the Partnership (other than (A) debts, liabilities, and obligations in respect of which provision has already been made through the Liquidation Reserves and (B) liabilities for distributions to Partners and former Partners under Sections 17-601 or 17-604 of the Delaware Act);

(ii)           to satisfy liabilities of the Partnership to Partners and former Partners for distributions under Sections 17-601 or 17-604 of the Delaware Act; and

(iii)          to the Partners, in proportion to the positive balances in their respective Capital Accounts after allocating all items for all periods prior to and including the date of distribution, including items relating to sales and distributions pursuant to this Article XIV.

(b)          A Person who receives a distribution in violation of Section 14.4(a) shall be liable to the Partnership for the amount of such distribution, regardless of whether the Person had knowledge of such violation at the time of such distribution; provided, however, that, subject to the provisions of Section 17-502 of the Delaware Act, the Liquidator may compromise or waive any such liability on such terms and subject to such conditions as the Liquidator may determine.

(c)          All distributions required under Section 14.4(a) shall be made by the end of the Fiscal Year in which the completion of the winding up of the Partnership occurs or, if later, within ninety (90) days after the date of such completion.

(d)          Pursuant to the provisions of Section 17-804(b) of the Delaware Act, if there are sufficient assets to satisfy the claims of all priority groups specified above, such claims shall be paid in full and any such provision for payment shall be made in full.  If there are sufficient assets to satisfy the claims of one or more but not all priority groups specified above, the claims of the highest priority groups that may be paid or provided for in full shall be paid or provided for in full, before paying or providing for any claims of a lower priority group.  If there are insufficient assets to pay or provide for the claims of a particular priority group specified above, such claims shall be paid or provided for ratably to the claimants in such group to the extent of the assets available to pay such claims.

(e)          Amounts in the Liquidation Reserves shall be paid to creditors of the Partnership as set forth in Section 14.4(a)(i).  Any amounts remaining in the Liquidation Reserves after such payments shall be paid as provided in Sections 14.4(a)(ii) and (iii).

14.5         Final Audit.  Within a reasonable time following the completion of the winding up of the Partnership (excluding, for purposes of this Section 14.5, the liquidation of the related Liquidation Reserves), the Liquidator shall furnish to each Partner a statement setting forth the assets and the liabilities of the Partnership as of the date of such completion and each Partner’s share of distributions pursuant to Section 14.4.

14.6         Deficit Capital Accounts.  Notwithstanding anything to the contrary contained in this Agreement, and notwithstanding any custom or rule of law to the contrary, to the extent that the deficit, if any, in any Partner’s Capital Account results from or is attributable to deductions and losses of the Partnership (including non-cash items such as depreciation), or redemptions or distributions of money pursuant to this Agreement, upon termination of the Partnership such deficit shall not be an asset of the Partnership and such Partner shall not be obligated to contribute such amount to the Partnership to bring the balance of such Capital Account to zero.

ARTICLE XV
BENEFIT PLAN INVESTORS

15.1         Investment in Accordance with Law.  Each Limited Partner that is, or is investing assets on behalf of, an “employee benefit plan” as defined in and subject to ERISA or a “plan” as defined in and subject to Section 4975 of the Code (each such employee benefit plan and plan, a “Plan”), and each fiduciary thereof who has caused the Plan to become a Limited Partner (a “Plan Fiduciary”), represents and warrants that (a) the Plan Fiduciary has considered an investment in the Partnership for such Plan in light of the risks relating thereto; (b) the Plan Fiduciary has determined that, in view of such considerations, the investment in the Partnership for such Plan is consistent with the Plan Fiduciary’s responsibilities under ERISA; (c) the investment in the Partnership by the Plan does not violate and is not otherwise inconsistent with the terms of any legal document constituting the Plan or any trust agreement thereunder; (d) the Plan’s investment in the Partnership has been duly authorized and approved by all necessary parties; (e) none of the General Partner, the Trading Advisor and custodian for the Partnership, any selling agent, broker-dealer, any of their respective Affiliates or any of their respective agents or employees:  (i) has investment discretion with respect to the investment of assets of the Plan used to purchase Interests; (ii) has authority or responsibility to or regularly gives investment advice with respect to the assets of the Plan used to purchase Units for a fee and pursuant to an agreement or understanding that such advice will serve as a primary basis for investment decisions with respect to the Plan and that such advice will be based on the particular investment needs of the Plan; or (iii) is an employer maintaining or contributing to the Plan; and (f) the Plan Fiduciary (i) is authorized to make, and is responsible for, the decision for the Plan to invest in the Partnership, including the determination that such investment is consistent with the requirement imposed by Section 404 of ERISA that Plan investments be diversified so as to minimize the risks of large losses; (ii) is independent of the General Partner, the Trading Advisor, the selling agent, broker dealer, and custodian for the Partnership, each placement agent and each of their respective Affiliates; and (iii) is qualified to make such investment decision.

15.2         Disclosures and Restrictions Regarding Benefit Plan Investors.  Each Limited Partner that is a “benefit plan investor” (defined as any Plan and any entity deemed for any purpose of ERISA or Section 4975 of the Code to hold assets of any Plan) represents that the individual signing the Subscription Agreement has disclosed such Limited Partner’s status as a benefit plan investor in the Subscription Agreement.  Each Limited Partner that is not a “benefit plan investor” represents and agrees that if at a later date such Limited Partner becomes a benefit plan investor, such Limited Partner will immediately notify the General Partner of such change of status.  Notwithstanding anything herein to the contrary, the General Partner, on behalf of the Partnership, may take any and all action including, but not limited to, refusing to admit persons as Limited Partners or refusing to accept additional Capital Contributions, and requiring the withdrawal of any Limited Partner in accordance with Section 8.7 hereof, as may be necessary or desirable to prevent the Partnership from holding “plan assets” under ERISA or the Code with respect to any Plan.

ARTICLE XVI
MISCELLANEOUS

16.1         Construction and Governing Law.

(a)          This Agreement and the Certificate contain the entire understanding among the parties hereto with respect to the subject matter hereof and thereof, and supersede all prior and contemporaneous agreements, understandings, arrangements, inducements, or conditions, express or implied, oral or written, between or among any of the parties hereto with respect to the subject matter hereof and thereof.

(b)          All provisions of this Agreement and the Certificate, and all questions relating to (i) the validity, interpretation, application, or enforcement of such provisions (including provisions that limit or restrict duties, including fiduciary duties, responsibilities, liabilities, obligations or actions), (ii) the duties, responsibilities, liabilities, or obligations of the General Partner and/or the Partnership to any one or more Partners under this Agreement or the Delaware Act, (iii) the duties, responsibilities, liabilities, or obligations of any one or more Partners to the General Partner and/or the Partnership under this Agreement or the Delaware Act, (iv) the duties, responsibilities, liabilities, or obligations of any one or more Limited Partners to any one or more other Limited Partners under this Agreement or the Delaware Act, (v) the rights, powers, or authority of, or limitations or restrictions on, the General Partner and/or the Partnership under this Agreement or the Delaware Act, and/or (vi) the rights, powers, authority, privileges, or preferences of, or limitations or restrictions on, any one or more Partners under this Agreement or the Delaware Act, shall be governed by and construed and administered in accordance with the internal substantive laws of the State of Delaware without regard to principles of conflict of laws (to the extent not preempted by ERISA or other applicable laws).

(c)          In case any one or more of the provisions contained herein shall, for any reason, be found or held invalid, illegal, or unenforceable in any respect in any jurisdiction, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality, or unenforceability without invalidating the remainder of such invalid, illegal, or unenforceable provision or provisions or any other provisions of this Agreement in that or any other jurisdiction, unless such a construction would be unreasonable.

(d)          In applying the provisions of Sections 16.1 (a)-(c):

(i)           it is understood and agreed that this Agreement is executed and delivered by the General Partner pursuant to the Delaware Act, and that the parties intend that the provisions hereof be given full force and effect pursuant to the principles set forth in Sections 17-1101 (b), (c), and (d) of the Delaware Act.  Accordingly, to the extent this Agreement modifies or nullifies any provision of the Delaware Act that would apply in the absence of such modification or nullification, as permitted by the Delaware Act (any such provision of the Delaware Act being referred to herein as a “default” provision), such modification or nullification shall apply in preference to such “default” provision);

(ii)          to the extent there is a direct conflict between the provisions of this Agreement and any provision of the Delaware Act that may not lawfully be modified or nullified by agreement among the parties, such provision of the Delaware Act shall control; and

(iii)          if the General Partner shall determine, with the advice of counsel, that any provision of this Agreement is in conflict with applicable laws, rules, regulations, or orders, whether generally or in a particular application, the conflicting provision or such particular application thereof, as the case may be, shall not be deemed to constitute a part of this Agreement for so long as such conflict exists (provided, however, that such determination shall not affect any of the remaining provisions of this Agreement or any lawful application of any provision, or render invalid or improper any action taken or omitted prior to such determination).

(e)          In construing the meaning or application of Securities Laws, the General Partner may consider the effect of any applicable order or interpretative release issued by the SEC, or any applicable “no action” or interpretative position issued by the staff of the SEC, that modifies or interprets such securities laws.

(f)          If any provision of this Agreement appears to the General Partner to be ambiguous or inconsistent with any other provision hereof, the General Partner may construe such provision in such manner as it reasonably may determine in good faith, and such construction shall be conclusive and binding as to the meaning to be given to such provision.

(g)          In each case where this Agreement contemplates that (i) a particular thing may not be done or a particular action may not be taken without the approval, agreement, vote, or consent of one or more Persons, (ii) a Person may make a particular designation or determination, or (iii) a Person may otherwise do or refrain from doing a particular thing or take or refrain from taking a particular action, such Person or Persons shall be free to give or withhold any such approval, agreement, vote, or consent, to make any such designation or determination, to do or refrain from doing any such thing, or to take or refrain from taking any such action, in its or their sole and absolute discretion, except where this Agreement expressly requires otherwise or as otherwise required by law.  Without limiting the generality of the foregoing, in any case herein where it is provided that the General Partner shall or may take a particular action, do a particular thing or make a particular determination, and such case does not expressly provide for Limited Partner authorization or approval of such action, thing, or determination, the General Partner shall possess full power and authority to take such action, to do such thing or to make such determination without obtaining any prior or subsequent authorization or approval of any Limited Partner (and the General Partner may take such action, do such thing, or make such determination in its sole discretion on such terms and in such manner as it may deem appropriate, unless the context requires otherwise), unless otherwise required by law.

(h)         Each reference in this Agreement to a particular statute or regulation, or provision thereof, shall be deemed to refer to such statute or regulation, or provision thereof, or to any superseding statute or regulation, or provision thereof, as is from time to time in effect, as well as to applicable regulations thereunder.

(i)          References to agreements or documents are to be construed to include all such agreements and documents as amended, modified or supplemented from time to time pursuant to the terms thereof.

(j)          In computing the number of days for purposes of this Agreement, all days shall be counted, including Saturdays, Sundays, and holidays; provided, however, that if the final day of any time period falls on a Saturday, Sunday, or holiday on which national banks are or may elect to be closed in the United States, then the final day shall be deemed to be the next day which is not a Saturday, Sunday, or such holiday.

(k)          Except as otherwise stated in this Agreement, references in this Agreement to Articles and Sections are to Articles and Sections of this Agreement.

(l)          The headings to Articles and Sections are for convenience of reference only and shall not form part of or affect the meaning or interpretation of this Agreement.

(m)        As used herein, reference to the plural includes the singular and reference to the singular includes the singular, as applicable.

(n)         As used in this Agreement, the word “including” shall mean “including without limitation,” the word “or” is not exclusive and the words “herefrom,” “herein,” “hereof,” “hereto,” and “hereunder” refer to this Agreement as a whole.

(o)         The express provisions hereof control and supersede any course of performance or usage of the trade inconsistent with any of the provisions hereof.

16.2         Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument.  This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.  Any writing that has been duly executed by a Person in which such Person has agreed to be bound hereby as a Limited Partner shall be considered a counterpart for purposes of the foregoing.

16.3         Binding Effect.  This Agreement shall be binding upon and shall inure to the benefit of the parties (and Indemnitees as provided under Article XII) and their respective successors and assigns.

16.4         Offset.  Whenever the Partnership is to pay any sum to any Partner, any amounts such Partner owes to the Partnership may be deducted from that sum before payment.

16.5         Remedies for Breach; Effect of Waiver or Consent.  A waiver or consent, express or implied, of or to any breach or default by any Person in the performance by that Person of his duties, responsibilities, or obligations with respect to the Partnership is not a consent to or waiver of any other breach or default in the performance by that Person of the same or any other duties, responsibilities, or obligations of that Person with respect to the Partnership.  Failure on the part of a Person to complain of any act of any other Person or to declare any other Person in default with respect to the Partnership, irrespective of how long that failure continues, does not constitute a waiver by that Person of its rights with respect to that default until the applicable statute-of-limitations period has run.

16.6         Further Assurances.  In connection with this Agreement and the transactions contemplated hereby, each Limited Partner shall, promptly upon the request of the General Partner:  (i) execute and deliver, or cause to be executed and delivered, such additional instruments, certificates, and other documents; (ii) make, or cause to be made, such additional filings, recordings, and publishings; (iii) provide, or cause to be provided, such additional information; and (iv) do, or cause to be done, such further acts and things, in each case as may reasonably be determined by the General Partner to be necessary, appropriate, advisable, or convenient to carry out the intent and purpose of this Agreement and as are not inconsistent with the provisions hereof.  Without limiting the generality of the foregoing, each Limited Partner shall, promptly upon the request of the General Partner, execute and deliver or caused to be executed and delivered such certificates, instruments, and other documents, and make or cause to be made such filings, recordings, and publishings, as the General Partner reasonably determines to be necessary, appropriate, advisable, or convenient to comply with the requirements for the operation of the Partnership as a limited partnership under the Delaware Act and the qualification of the Partnership to do business in any jurisdiction in which the Partnership owns property or conducts business.

IN WITNESS WHEREOF, the undersigned have executed this Amended and Restated Limited Partnership Agreement as of the date first above written.

General Partner:	Limited Partners:

Steben & Company, Inc.	All Limited Partners now and hereafter admitted as limited partners of the Partnership pursuant to power of attorney now or hereafter executed in favor of and delivered to the General Partner.

By: /s/Kenneth E. Steben
Name: Kenneth E. Steben
Title: President of the General Partner	Steben & Company, Inc.

By: /s/ Kenneth E. Steben
Name: Kenneth E. Steben
Title: President of the General Partner